UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Matrix Service Company
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MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 500
Tulsa, Oklahoma 74135
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Matrix Service Company:
You are invited to attend the Annual Meeting of the Stockholders (the “Annual Meeting”) of Matrix Service Company, a Delaware corporation (the “Company” or “Matrix”), which is scheduled to be held at the Company's corporate headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 30th day of October 2018, at 2:00 PM, Central Time, for the following purposes:

1.
To elect seven director nominees to serve as members of the Board of Directors of the Company (the "Board") until the 2019 Annual Meeting of Stockholders or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2019;
3.	To conduct an advisory vote on named executive officer compensation;
4.	To consider and act upon a proposal to approve the Matrix Service Company 2018 Stock and Incentive Compensation Plan; and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on September 14, 2018 as the record date for the meeting (the “Record Date”), and only holders of the Company’s common stock at such time are entitled to notice of and to vote at the meeting.
The Board unanimously recommends that you vote on the proxy card or voting instruction form FOR the election of each nominee proposed by the Board and in accordance with the Board’s recommendations on the other proposals.
The nominees of the Board for election as directors of the Company are listed in the accompanying proxy statement and proxy card. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, AFTER READING THE ACCOMPANYING PROXY STATEMENT, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR MAIL AS DESCRIBED ON THE PROXY CARD. PLEASE NOTE THAT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU VOTE USING THE ENCLOSED PROXY CARD PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE ANNUAL MEETING, IF YOU ARE A RECORD HOLDER OF SHARES, OR A BENEFICIAL HOLDER WHO OBTAINS A “LEGAL” PROXY FROM YOUR BROKER, BANK, TRUSTEE, OR NOMINEE, YOU STILL MAY ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.
Regardless of the number of shares of common stock of the Company that you own, your vote will be important. Thank you for your continued support, interest and investment in Matrix Service Company.

By Order of the Board

Kevin S. Cavanah Secretary
September 21, 2018
Tulsa, Oklahoma

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: Stockholders may view this proxy statement, the accompanying proxy card and our 2018 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com.

 MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 500
Tulsa, Oklahoma 74135
PROXY STATEMENT - TABLE OF CONTENTS

MATRIX SERVICE COMPANY
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 30, 2018

This proxy statement, along with a proxy card and our 2018 Annual Report, is first being mailed to stockholders on or about September 21, 2018
SOLICITATION AND REVOCATION OF PROXIES
The accompanying proxy is solicited by the Board of Directors (the “Board”) of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to be held at 2:00 PM, Central Time on October 30, 2018, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of 2018 Annual Meeting of Stockholders. The Annual Meeting is scheduled to be held at the Company's corporate headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy card were first sent on or about September 21, 2018 to stockholders of record on September 14, 2018 (the "Record Date"). The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2018 accompanies this proxy statement.
If the accompanying proxy card is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, those shares will be voted FOR each of the Board's nominees in respect of Proposal 1 and FOR Proposals 2, 3 and 4. In addition, the proxy confers authority on the persons named in the proxy card to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Kevin S. Cavanah, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.
The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and enclosed proxy card, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Other than the persons described in this proxy statement, no general class of employee of the Company will be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation. Any such directors, officers or employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the Record Date, there were 27,009,420 shares of the Company’s common stock, par value $0.01 per share, outstanding. Each outstanding share of our common stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock as of the Record Date is required for a quorum for the transaction of business.
If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.
Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board. Abstentions may be specified on all proposals. The following vote is needed in order for the various proposals to be adopted:
Proposal 1-Election of Directors. The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. Abstentions do not count as votes for or against the nominee's election.
Proposal 2-Ratification of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019 will be ratified if a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting vote in favor. Abstentions will have the effect of a vote against the proposal.
Proposal 3-Advisory Vote on Executive Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.
Proposal 4-Approval of the Matrix Service Company 2018 Stock and Incentive Compensation Plan. The approval of the Matrix Service Company 2018 Stock and Incentive Plan requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.
A “broker non-vote” will have no effect on the outcome of the election of directors or Proposals 2, 3 and 4.
PROPOSAL NUMBER 1:
Election of Directors
Incumbent director Mr. Tom E. Maxwell is not seeking re-election. He will retire from the Board as of the date of the Annual Meeting in accordance with the Board’s mandatory retirement policy. Mr. Maxwell has served on the Board since May 2003 as a director, as Chairman of the Nominating and Corporate Governance Committee from July 2012 until October 2017 and as Chairman of the Board since November 2017. The Board appreciates Mr. Maxwell's service to the Company as well as his valuable insight and business advice over the years.
The Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that the number of directors on the Board be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. In anticipation of the retirement of Mr. Maxwell, the Board recently added Liane K. Hinrichs as a new director. The Board size is temporarily fixed at eight but will be reduced to seven as of the date of the Annual Meeting. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the seven nominees identified below. The Board recommends that you vote “For” the election of its seven nominees. Proxies solicited by the Board will be voted “For” all seven nominees unless stockholders specify otherwise in their proxies.

Each of the Board’s nominees has consented to be named as a nominee in this proxy statement and to serve as a director if elected. If, at the time of the Annual Meeting, any of the nominees is unable to serve or for good cause will not serve, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee or nominees will be required.
Each of our directors possesses a combination of attributes that qualifies him or her for service on the Board. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board being highly effective.

Nominated Director Biographies
Set forth below is biographical information for each of the Board’s nominees for election as a director at the Annual Meeting, including a summary of the specific experience, qualifications, attributes and skills which led our Board to conclude that the individual should serve on the Board at this time, in light of the Company’s business and structure.
Martha Z. Carnes

Age: 58 Director Since: July 2017 Committees: ● Audit (Chairman) ● Compensation ● Nominating and Corporate Governance
Ms. Carnes retired from PricewaterhouseCoopers LLP ("PwC") in June 2016, where she had a thirty-four year career with the firm. She was an assurance partner serving large, publicly traded companies in the energy industry. Ms. Carnes held a number of leadership positions with PwC including the Houston office Managing Partner. She also served as PwC's Energy and Mining leader in the United States where she led the firm's energy and mining assurance, tax, and advisory practices. Ms. Carnes also served as one of PwC's Risk Management Partners and was PwC's United States representative on the firm's Global Communities Board. She also serves on the Supervisory Board and is Chairman of the Audit Committee of Core Laboratories N.V., a Netherlands company that provides reservoir description and production enhancement services to the oil and gas industry. She is also a member of the Board of Directors and serves on both the audit and conflicts committees of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners LP. Ms. Carnes is a member of the Governing Board of the Greater Houston Community Foundation and the Board of Trustees at Texas Children's Hospital. Ms, Carnes received her B.B.A. in accounting from the University of Texas at Austin and is a certified public accountant.
Skills and Qualifications:
The specific experience, qualifications, attributes or skills that led to the conclusion Ms. Carnes should serve as a Director include her extensive expertise in financial oversight, financial reporting and broad accounting knowledge gained from working with and auditing public companies in the energy industry and her operational and leadership experience at PwC.

John D. Chandler

Age: 48 Director Since: June 2017 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance
On August 28, 2017, Mr. Chandler was appointed as Senior Vice President and Chief Financial Officer for The Williams Companies, Inc. ("Williams"). Mr. Chandler served as a director for WPZ GP LLC, the general partner of Williams Partners LP, from September 2017 to August 2018 when Williams Partners L.P. became a wholly-owned subsidiary of Williams. Mr. Chandler previously served as a director and as chairman of the audit committee of USA Compression GP, LLC, the general partner of USA Compression Partners, LP. He also previously served on the board of directors and the audit committee of CONE Midstream GP, LLC, the general partner of CONE Midstream Partners LP, and on the board of directors and audit committee of Green Plains Holdings LLC, the general partner of Green Plains Partners LP. From 2009 until his retirement in March 2014, Mr. Chandler served as Senior Vice President and Chief Financial Officer of Magellan GP, LLC, the general partner of Magellan Midstream Partners, LP. (NYSE:MMP) From 2003 until 2009, he served in the same capacities for the general partner of Magellan Midstream Holdings, L.P. From 1999 to 2002, Mr. Chandler was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams. From 1992 to 1999, Mr. Chandler held various accounting and finance positions with MAPCO Inc. Mr. Chandler received his B.S. and B.A. in accounting and finance from the University of Tulsa.
Skills and Qualifications:
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Chandler should serve as a Director include his long history of service in senior corporate leadership positions, his extensive experience in the energy industry, his extensive financial oversight expertise and his understanding of complex financial matters gained from his experience as a CFO of a large publicly traded company.

John W. Gibson

Age: 66 Director Since: April 2016 Committees: ● Audit ● Compensation (Chairman) ● Nominating and Corporate Governance
Mr. Gibson is currently the non-executive Chairman of the Board of ONEOK, Inc. Mr. Gibson also served as the non-executive Chairman of the Board of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., until its merger with a subsidiary of ONEOK, Inc. in June 2017. He served as Chief Executive Officer at ONEOK, Inc. from January 1, 2007 to January 31, 2014. He was appointed Chairman of the Board of ONEOK Partners GP, L.L.C. in 2007 and of ONEOK, Inc. in May 2011, and served as ONEOK, Inc.’s President from 2010 through 2011. He also served as Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 until January 31, 2014, and served as President from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included natural gas gathering and processing, natural gas liquids, pipelines and storage and energy services business segments. Prior to that, he was ONEOK, Inc.’s President, Energy from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves as the non-executive Chairman of the Board of ONE Gas, Inc. His service as a member of the board of directors of BOK Financial Corporation ended in December 2017, and he is also a former member of the Board of Trustees of Missouri University of Science and Technology.
Skills and Qualifications:
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Gibson should serve as a director include his service in a variety of roles of continually increasing responsibility at ONEOK, ONEOK Partners GP, L.L.C., Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his long career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.

John R. Hewitt

Age: 60 Director Since: May 2011
Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as Vice President of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations at Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President of Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America. Mr. Hewitt holds a finance degree from Stetson University and an engineering degree from the Florida Institute of Technology. Mr. Hewitt is a member of the board of directors of Junior Achievement of Oklahoma, the Tulsa Area United Way, the Tulsa Area Salvation Army and the Philbrook Museum of Art. Mr. Hewitt also serves as an executive board member of the Tulsa Regional Chamber of Commerce.
Skills and Qualifications:
As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

Liane K. Hinrichs

Age: 61 Director Since: June 2018 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance
Ms. Hinrichs served as Senior Vice President, General Counsel and Corporate Secretary for McDermott International, Inc. from October 2008 to August 2017. Previously, she served as McDermott's Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm. Ms. Hinrichs received a Master of Law in Securities Regulation from Georgetown University Law Center, a J.D. from Tulane School of Law and a B.A. in English from Tulane University.
Skills and Qualifications:
Ms. Hinrichs brings a combination of boardroom experience, executive leadership and general counsel credentials in the engineering and construction industry. Her deep experience and expertise in governance, enterprise risk management, compliance, international issues and strategy ensure advocacy for best practices and contribute to the Board's deliberations on some of today's most critical issues.

James H. Miller

Age: 63 Director Since: May 2014 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance
On November 1, 2017, Mr. Miller was appointed as the sole director of Kvaerner U.S. with oversight and fiduciary responsibility for all U.S.-based operations. From June 2011 to October 31, 2017, Mr. Miller was Executive Vice President - Americas of Kvaerner U.S. He also serves on the Board of Directors of San Juan Construction, a privately-owned, multi-disciplined full service general contractor. From June 2008 through June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. From June 2011 to April 2014, Mr. Miller also served as Chairman of the Board for Aker Philadelphia Shipyard ASA and re-assumed that position in February 2016. Before going to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas. Prior to joining Aker Solutions Process & Construction Americas, Mr. Miller held the position of President of Aker Construction, Inc., which was one of the largest union construction companies in North America. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.
Skills and Qualifications:
Mr. Miller's extensive progressive leadership positions with a large multi-national industrial construction contractor led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of the Company's key markets including power generation and iron and steel.

Jim W. Mogg

Age: 69 Director Since: August 2013 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance (Chairman)
Mr. Mogg has served on the board of directors of ONEOK, Inc., a publicly traded diversified energy company since July 2007. Mr. Mogg also served as a director of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., a publicly traded master limited partnership that operated natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets from August 2009 until its merger with a subsidiary of ONEOK, Inc. in June of 2017. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., ("DCP Midstream") from August 2005 to April 2007. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP ("TEPPCO") reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg also serves on the board of directors of High Point Resources, an exploration and production company, where he is currently the non-executive Chairman.
Skills and Qualifications:
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR ALL” OF THE ABOVE NAMED NOMINEES FOR ELECTION.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board uses its best efforts to adopt and implement sound corporate governance practices and believes strongly that effective corporate governance practices are an important component of its efforts to focus the entire organization on generating long-term stockholder value through conscientious, safe and ethical operations.
The Board has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Director Independence Guidelines
Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (the "SEC"), the Board has adopted director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.
The Board has affirmatively determined that each of Ms. Carnes, Mr. Chandler, Mr. Gibson, Ms. Hinrichs, Mr. Miller and Mr. Mogg are “independent” under the guidelines. The Board also affirmatively determined that Mr. Maxwell, who is retiring from the Board at the Annual Meeting, is independent. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company.
The Board also considered Mr. Miller's familial relationships with the Company. Mr. Miller's son is an employee of Matrix North American Construction. The Board concluded that this relationship did not impair Mr. Miller's independence as his son did not hold an executive officer position within Matrix North American Construction and is several levels below the level of executive officer of Matrix.
The Board also considered Mr. Gibson's membership on the board of directors of BOK Financial Corporation ("BOK") through December of 2017. BOK serves as the Company's investment advisor on its 401(k) defined contribution plan, is a participant in the Company's senior credit facility and performs other insignificant financial services for the Company. The Company has also invested a portion of its excess cash with BOK. The Board concluded that Mr. Gibson's relationship did not impair his independence as BOK's relationship with the Company predates Mr. Gibson's appointment to the Board, Mr. Gibson played no role in BOK's engagement and plays no role in the on-going relationship.
Finally, the Company is currently performing work totaling $1.4 million for the construction of firewater tanks in New Jersey for Transcontinental Gas Pipe Line Company, a subsidiary of Williams Companies, Inc. Mr. Chandler currently serves as CFO of Williams. Although Mr. Chandler is an executive officer of Williams, the Board concluded that this contract does not impair his independence because he played no part in negotiating the contract and the dollar amount of the work is insignificant to both companies.
The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Board Leadership Structure and Role in Risk Oversight
The Board has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the Board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our Board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.
If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

In June 2018, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, temporarily increased the size of the Board from seven to eight members and appointed Liane K. Hinrichs to serve as a Board member. Ms. Hinrichs' term commenced on June 5, 2018 and expires at the Annual Meeting. The size of the Board will revert to seven coincident with the Annual Meeting when Tom E. Maxwell retires from the Board at the end of his term in accordance with the Board's mandatory retirement policy.

The Board continues to have one non-independent member, the President and Chief Executive Officer of the Company. A number of our independent Board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.
The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and seek to ensure that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.
Meetings and Committees of the Board
The Company’s Board met eleven times during fiscal year 2018. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2018, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he or she was a member.
The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board attended the 2017 Annual Meeting of Stockholders with the exception of Ms. Hinrichs who was appointed to the Board in June 2018.
Audit Committee

Director	Fiscal 2018 Committee Service
Martha Z. Carnes, Chairman	Served all of fiscal 2018
Jim W. Mogg, Member	Served all of fiscal 2018
James H. Miller, Member	Served all of fiscal 2018
John W. Gibson, Member	Served all of fiscal 2018
John D. Chandler, Member	Served all of fiscal 2018
Liane K. Hinrichs, Member	Served a portion of the fourth quarter of fiscal 2018

The Audit Committee assists the Board in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Audit Committee held five meetings during fiscal 2018.
Compensation Committee

Director	Fiscal 2018 Committee Service
John W. Gibson, Chairman	Served all of fiscal 2018
Jim W. Mogg, Member	Served all of fiscal 2018
James H. Miller, Member	Served all of fiscal 2018
John D. Chandler, Member	Served all of fiscal 2018
Martha Z. Carnes, Member	Served all of fiscal 2018
Liane K. Hinrichs, Member	Served a portion of the fourth quarter of fiscal 2018
The Compensation Committee’s functions include reviewing and approving executive salary, short-term and long-term incentive awards, and other benefits. In addition, the Compensation Committee, in conjunction with the Board, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Compensation Committee held six meetings during fiscal 2018. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.
Compensation Committee Interlocks and Insider Participation
During fiscal 2018, the Compensation Committee was composed of John D. Chandler, Jim W. Mogg, John W. Gibson, James H. Miller, Martha Z. Carnes and Liane K. Hinrichs for a portion of the fourth quarter, all of whom are non-employee directors of the Company. During fiscal 2018, none of the Company’s executive officers served on the Board or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board or on its Compensation Committee.
Nominating and Corporate Governance Committee

Director	Fiscal 2018 Committee Service
Jim W. Mogg, Chairman	Served all of fiscal 2018
James H. Miller, Member	Served all of fiscal 2018
John W. Gibson, Member	Served all of fiscal 2018
John D. Chandler, Member	Served all of fiscal 2018
Martha Z. Carnes, Member	Served all of fiscal 2018
Liane K. Hinrichs, Member	Served a portion of the fourth quarter of fiscal 2018

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held eight meetings during fiscal 2018.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.
Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Board also strives to identify candidates with diverse backgrounds. We believe that the judgment and perspectives offered by a diverse Board improves the quality of decision making and enhances the Company’s business performance. The Company's Corporate Governance Guidelines provide that when searching for new directors, the Committee should actively seek out qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences to include in the pool from which Board nominees are chosen.
The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Kevin S. Cavanah, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135. In order to be considered timely, a stockholder’s notice of proposal must be delivered not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder (and the beneficial owner, if any, on whose behalf the nomination is made) and each such nominee and/or any other person or persons (naming such person or persons), relating to such nominee’s service on the Board, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice should also be accompanied by a completed director nominee questionnaire in the form required by the Company and a completed and signed written representation and agreement (executed by the nominee in the form provided by the Secretary of the Company upon written request) that such person:

•
is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;

•
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company;

•
would be in compliance, if elected as a director, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company;

•
will tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the Board’ policies or guidelines on director elections; and

•	intends to serve a full term if elected as a director of the Company.

The written notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•
the investment strategy or objective, if any, of such stockholder and its associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such associated person;

•
the disclosure of any short positions or other derivative positions relating to the Company’s shares of such stockholder and such beneficial owner, such information to be updated to reflect any material change in such positions through the time of the annual meeting;

•
a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or such beneficial owner has a right to vote any shares of any security of the Company;

•
a representation that such stockholder is a holder of record of the Company’s stock entitled to vote at such meeting, will continue to be so through the date of the meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

•
a representation as to whether such stockholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to approve or adopt the proposal or to elect each such nominee;

•	the class and number of any security of any entity that was publicly disclosed as a peer by the Company; and

•	a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or any other person.

The above summary may not contain all of the information about our stockholder nomination process. You are encouraged to read our Bylaws carefully for further details, which can be found in our public filings.
Executive Sessions
Executive sessions of the Board are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held on an as needed basis, but at least quarterly.
Communications with the Board
The Board provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board or any of the directors at the following address: Board of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also contact the Board or any of the directors via the Company’s online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.
Equity Ownership Guidelines for Directors
The Company’s Stock Ownership Guidelines for Directors, which were revised in August 2014 and confirmed in November 2017, require each non-employee director to own a number shares of our common stock equal in value to five times the annual cash retainer. For purposes of determining compliance with the guideline, the cash retainer does not include fees earned as Chairman of the Board or as Chairman of the Audit, Compensation or Nominating and Corporate Governance committees. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the director or his immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	vested and unvested time-based restricted stock or restricted stock units ("RSUs");

(6)
unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units;

(7)	in-the-money vested unexercised stock options; and

(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.
Existing directors have five years from the August 2014 date of adoption or revision of the guidelines to attain this level of ownership. Directors elected or appointed after the date of the adoption of the Stock Ownership Guidelines will have five years from the date of their election or appointment to the Board to attain this level of ownership. Furthermore, once the guidelines are met, the directors will remain in compliance with the Stock Ownership Guidelines if a drop in the Company's stock price causes the director's ownership level to drop below five times the annual retainer so long as the director has not sold any shares subsequent to passing the ownership test. Messrs. Maxwell and Mogg currently satisfy the requirements. Mr. James H. Miller, who was appointed in May 2014, Mr. John W. Gibson, who was appointed in April 2016, Mr. John D. Chandler, who was appointed in June 2017, Ms. Martha Z. Carnes who was appointed in July 2017, and Ms. Liane K. Hinrichs, who was appointed in June 2018, do not currently satisfy the Stock Ownership Guidelines requirements; however, each is still within the initial five-year accumulation period.

Since Mr. Hewitt is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”
DIRECTOR COMPENSATION
General
Management directors receive no additional compensation for their service on the Board or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.
The elements of our non-employee director compensation consist of cash and equity. Our objective in establishing director compensation is to position ourselves to attract and retain individuals who have relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.
Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews comparative data from the outside consultant and makes recommendations regarding director compensation to the full Board for approval.
Director compensation is generally reviewed on a bi-annual basis. However, due to the changes in the Board's leadership, the Committee engaged a third party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation in November 2017. Meridian obtained comparative data using published compensation surveys and proxy analysis of selected companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to review executive compensation.
The overall conclusions of the consultant were that the compensation structure of the Board was aligned with peer practices and that the annual value of compensation approximated the median of the identified peer group of companies. Upon careful consideration of the consultant's recommendations, peer practices and the Company's stated compensation objectives, the Committee approved the following:

•	The value of the cash retainer remained at $85,000 for each non-employee director.

•	The value of the annual equity grant would remain in the form of RSUs, the value of the grant would remain at $95,000 and the vesting period of the grant would remain unchanged at one year.

•
The Committee also concluded that the additional cash retainer for the Chairman of the Board should be increased from $50,000 to $75,000 but that the retainers for other Board duties are appropriate and should remain at the following amounts:

Additional Cash Retainer	Amount ($)
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500
We also provide the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the "Deferred Fee Plan") which allows our non-employee directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at a regularly-scheduled meeting, which took place on October 31, 2017. For 2018, the average interest rate was 5.0%. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per director per calendar year.

Director Compensation
The compensation earned by each of our non-employee directors in fiscal 2018 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)		Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Michael J. Hall	45,000	(6)	—	—	15,899	—	60,899
I. Edgar Hendrix	33,333	(6)	—	—	7,518	—	40,851
Tom E. Maxwell	137,500	(7)	94,005	—	10,450	—	241,955
Jim W. Mogg	90,000	(8)	94,005	—	8,394	—	192,399
James H. Miller	85,000	(9)	94,005	—	4,202	—	183,207
John W. Gibson	95,000	(10)	94,005	—	132	—	189,137
John D. Chandler	85,000	(9)	129,255	—	—	—	214,255
Martha Z. Carnes	92,258	(11)	121,415	—	—	—	213,673
Liane K. Hinrichs	7,083	(12)	—	—	—	—	7,083

(1)
John R. Hewitt is not included in this table because he is a current employee and thus received no compensation for his service as a director. The compensation received by Mr. Hewitt as an employee is shown in the Summary Compensation Table for our Named Executive Officers under the caption "Executive Officer Compensation".

(2)	Includes retainer fees earned in fiscal 2018 but paid subsequent to the completion of the fiscal year and fees earned in fiscal 2018 but deferred under the Deferred Fee Plan.

(3)
The amounts shown represent the grant date fair value for awards granted during fiscal 2018 determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards, see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2018 Annual Report on Form 10-K. The grant date fair value of the shares earned in fiscal 2018 was determined by dividing the target value of $95,000 by the average share price over the 20-day period ending five days prior to the grant date multiplied by the closing share price on the grant date. For services provided as a member of the Board in fiscal 2018, Messrs. Maxwell, Mogg, Miller and Gibson each received an award of 6,667 RSUs with a grant date fair value of $94,005. Mr. Chandler received a pro-rata award of 9,167 RSUs with a grant date fair value of $129,255 for services provided from his appointment date of June 2017 through fiscal 2018. Ms. Carnes received a pro-rata award of 8,611 RSUs with a grant date fair value of $121,415 for services provided from her appointment date of July 2017 through fiscal 2018. As of June 30, 2018, Messrs. Maxwell, Mogg and Miller each held 10,328 unvested RSUs, Mr. Gibson held 6,667 unvested RSUs, Mr. Chandler held 9,167 unvested RSUs, and Ms. Carnes held 8,611 unvested RSU's.

(4)	No stock option awards were granted to non-employee directors in fiscal 2018 and no options were outstanding at June 30, 2018.

(5)
A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan. Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2018, the market rate for the deferrals was 2.772% as compared to the actual average rate earned of 5.0%.

(6)
Represents fees earned by Messrs. Hall and Hendrix from July 1, 2017 through their retirement date of October 31, 2017. Mr. Hall deferred $45,000 in fees, and Mr. Hendrix deferred $13,333 in fees under the Deferred Fee Plan. Under this plan, Board members receive cash settlement of deferred fees one year after retirement, which will occur on October 31, 2018.

(7)
Mr. Maxwell's fees represent his annual retainer of $85,000, plus the pro-rated additional retainer of $2,500 for his service as Chairman of the Nominating and Corporate Governance Committee from July 1, 2017 to October 31, 2017, plus the pro-rated additional retainer of $50,000 for his service as Chairman of the Board for the remainder of fiscal 2018. Mr. Maxwell deferred all of these fees.

(8)
Mr. Mogg's fees represent his annual retainer of $85,000, plus the pro-rated additional retainer of $5,000 for his service as Chairman of the Nominating and Corporate Governance Committee from November 1, 2017 to the end of fiscal 2018. Mr. Mogg deferred all of these fees.

(9)	Fees for Messrs. Miller and Chandler represent their annual retainers of $85,000. Mr. Miller deferred all of these fees, and Mr. Chandler's fees were paid in cash.

(10)
Mr. Gibson's fees represent his annual retainer of $85,000, plus the additional retainer of $10,000 for his service as Chairman of the Compensation Committee. Mr. Gibson deferred $47,500 of these fees.

(11)
Ms. Carnes' fees represent her pro-rated annual retainer of $82,258 for her service from her appointment date in July of 2017 through the end of the fiscal year, plus the pro-rated additional retainer of $10,000 for her service as Chairman of the Audit Committee from November 1, 2017 through the end of fiscal 2018. Ms. Carnes' fees were paid in cash.

(12)	The amount shown for Ms. Hinrichs represents fees earned beginning on June 5, 2018, the effective date of her appointment, through the Company's fiscal year end of June 30, 2018.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee of the Board
The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•
reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2018;

•
discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301: Communications with Audit Committees of the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2019.
The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that Martha Z. Carnes, John D. Chandler, Jim W. Mogg and John W. Gibson qualify as financial experts as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Members of the Audit Committee:
Martha Z. Carnes, Audit Committee Chairman
John D. Chandler, Audit Committee Member
Jim W. Mogg, Audit Committee Member
John W. Gibson, Audit Committee Member
James H. Miller, Audit Committee Member
Liane K. Hinrichs, Audit Committee Member (appointed in June 2018)
Fees of Independent Registered Public Accounting Firm
Fees billed for audit services in fiscal 2018 and 2017 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees billed for other services in fiscal 2017 represent amounts paid for acquisition related services in connection with the Houston Interests acquisition which is more fully described in Note 2 of the Company's fiscal 2018 Form 10-K and Annual Report.

	Deloitte & Touche LLP
	Fiscal 2018	Fiscal 2017
Audit Services	$1,471,700	$1,436,900
Other Services	—	343,303
Total	$1,471,700	$1,780,203
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.
PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm
Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2019. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.
A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.
The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required for the adoption of this proposal. The Board unanimously recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.
EXECUTIVE OFFICER INFORMATION
Executive Officer Biographies
In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:
Joseph F. Montalbano, age 69, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.
Kevin S. Cavanah, age 53, has served as Vice President – Finance, Chief Financial Officer and Secretary for the Company since December 2010 and as Treasurer since December 2013. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas.

Alan R. Updyke, age 58, has served as President of Matrix Service, Inc., one of the Company's principal operating subsidiaries, since February 2018. He previously served as Senior Vice President, Operations for Matrix Service, Inc. from September 2014 to January 2018. Prior to that, he served as Vice President of Construction for Matrix Service, Inc. from July 2012 to August 2014. Before joining Matrix Service, Inc., Mr. Updyke spent 17 years with Brinderson in various roles, most recently as President of their Western Operations. In that role, Mr. Updyke was responsible for providing strategic leadership and management direction to four regional offices and all major capital construction projects. Previous to that, Mr. Updyke was the General Manager of Turner Industries West Coast Operations.
Jason W. Turner, age 47, has served as President, Matrix North American Construction, since December 2013. He previously served as Vice President, Corporate Development and Treasurer for Matrix Service Company from August of 2012 to December 2013 and as Vice President and Treasurer from May 2010 to August 2012. Prior to that, Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa.
Nancy E. Austin, age 51, has served as Vice President, Strategic Services and Administration for the Company since August 2016 and Vice President, Human Resources from January 2006 to August 2016. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources. She is also a member of the Society for Human Resource Management and World-at-Work.
Rick J. Bennett, age 53, joined the Company as Vice President and Chief Information Officer in October 2014. Prior to joining Matrix, Mr. Bennett served ten years as the Chief Information Officer at T.D. Williamson based in Tulsa, Oklahoma. Prior to that, he held leadership positions in information technology at Blue Cross Blue Shield of Oklahoma, Blakely Crop Hail Insurance, National Farmers Organization, Taylor Ball Construction Management and The Principal Financial Group. Mr. Bennett holds an Executive Certificate from the Massachusetts Institute of Technology (MIT) Sloan School of Management, a Bachelor of Business degree with emphasis in Management Information Systems from Western Illinois University, and completed a Masters of Energy Business degree at the University of Tulsa in May 2018.  Early in his career he served in the United States Navy as an Interior Communications Electrician.
Justin D. Sheets, age 40, has served as Vice President, Legal and Risk Management since October of 2014. Mr. Sheets has also served as the Corporate Compliance Officer since September of 2015. From July 2013 to October 2014, Mr. Sheets served as Senior Director, Legal and Risk Management. Between November 2011 and July of 2013, Mr. Sheets served as Director, Risk Management and from June 2010 until November of 2011, Mr. Sheets served as Staff Counsel. Mr. Sheets began his career with Matrix Service Company in 2002. From 2002 to 2008 and since 2010, Mr. Sheets served in a variety capacities of increasing responsibility. Mr. Sheets provided consulting services to the Company between 2008 and 2010 while he also consulted with Conway, McKenzie and Dunleavy representing construction clients with a primary focus on mergers and acquisitions, restructuring and liquidations. Mr. Sheets holds a Bachelor of Science Degree in Environmental Health and Safety Sciences from Indiana State University and a Juris Doctorate from the University of Tulsa and is licensed to practice law in the State of New Jersey.
Bradley J. Rinehart, age 54, has served as President, Matrix PDM Engineering since December 2016. He previously served as Vice President, Matrix Service Inc. from May 1997 to November 2016, Regional Manager for the Michigan Tank Construction Region ("Michigan Region") from 1991 to April 1997, Operations Manager of the Michigan Region from 1990 to 1991, and as a project manager in the Michigan Region from 1988 to 1989. Mr. Rinehart holds a Bachelor of Science Degree in Construction Science from the University of Oklahoma.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers”) during fiscal 2018. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board (the “Committee”) and is supported by market data and advice from an independent compensation consultant retained by the Committee, Meridian Compensation Partners, LLC (“Meridian”).
There were no changes to the Company's Named Executive Officers in fiscal 2018. They continue to be the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the presidents of the Company's two largest operating companies. In February 2018, James P. Ryan, President of Matrix Service Inc., notified the Company of his intent to retire at the end of fiscal 2018. Matrix Service Inc. is one of the Company's principal operating subsidiaries. At that time, the Company appointed Mr Ryan's successor. Mr. Ryan served in a transitional role and remained an executive officer up until his retirement on June 30, 2018.
Summarized below are the highlights of key decisions and actions taken regarding the compensation of our Named Executive Officers in fiscal 2018. These actions were approved by the Committee with advice from Meridian and are consistent with our stated compensation philosophy.

•
Base Salaries: Consistent with normal practice, the Committee reviewed Named Executive Officer compensation in August 2017. In determining base salary adjustments for fiscal 2018, the Committee considered many factors including market data provided by Meridian as well as the Company's financial and safety performance in fiscal 2017. Based on these factors, the Committee decided not to increase the base salaries of the senior executives.

•
Fiscal 2018 Short-Term Incentive Compensation Targets: No changes were made to the target bonus opportunity for the Named Executive Officers. The fiscal 2018 plan metrics were based on the achievement of various financial and safety goals. The achievement of the financial goals determine 85% of the payout while the achievement of the safety goals determine the remaining 15%. In addition, the Company must earn a minimum of 50% of its budgeted pre-tax operating income before any bonuses are paid with respect to financial targets.

•
Fiscal 2018 Short-Term Incentive Compensation Payout: The Company's financial pre-tax operating income did not exceed 50% of the budgeted amount so no financial incentives were earned or paid. However, based on the Company's strong safety performance, the Committee approved safety awards and elected to pay out such awards, with the exception of Mr. Ryan who retired at June 30, 2018, in the form of service-based restricted stock units ("RSUs") that vest one year after the grant date. Mr. Ryan's safety award was paid in cash.

•
Fiscal 2016 Performance Share Units ("PSUs") Award Payout: The vesting of this award was based on the Company's relative Total Shareholder Return for fiscal 2016 through the end of fiscal 2018 in comparison to a group of peer companies. The Company's actual performance was in the 8th percentile, which was below threshold performance; therefore, no PSUs vested.

•
Fiscal 2017 Cash-Based Long-Term Incentive Award Payout: The cash-based portion of the fiscal 2017 long-term incentive award was based on the average Return on Invested Capital for fiscal 2017 and 2018. The fiscal 2017 Return on Invested Capital was 1.0% and the fiscal 2018 Return on Invested Capital was (3.5%). This financial performance resulted in an average Return on Invested Capital of (1.25)% which is below the threshold level; therefore, no payout was earned or paid.

•
Fiscal 2018 Long-Term Incentive Awards: No changes were made to the fiscal 2018 long-term incentive target opportunity for the Named Executive Officers. The actual long-term incentive awards for fiscal 2018 were comprised of the following:

◦	One-third of the award consisted of service-based RSUs. Restrictions on the RSUs lapse in four equal annual installments, subject to continued employment with us;

◦
One-third of the award consisted of PSUs. Award recipients may receive anywhere from zero to two shares of our common stock for each PSU on the third anniversary of the date of the award depending on the Company’s relative Total Shareholder Return in comparison to the Total Shareholder Return of a peer group of companies over a performance period consisting of fiscal years 2018, 2019 and 2020; and

◦
One-third of the award consisted of a cash-based long-term incentive award. The payout for the cash-based LTI award will range from zero to 150% of the target payout and is based on the Company’s average Return on Invested Capital for fiscal years 2018 and 2019.

Compensation Philosophy and Objectives
We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.
Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

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Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, operating subsidiary and business unit measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of short and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.
The Committee is supported by our Vice President, Strategic Services and Administration in the design, review and administration of our executive compensation programs. The Committee engaged Meridian to evaluate executive officer compensation and Company practices in relation to other companies and to provide associated recommendations.

The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.
In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Committee Consideration of the 2017 Stockholder Vote on Executive Compensation

We conducted our advisory vote on executive compensation last year at our 2017 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2017 Annual Meeting of Stockholders. At this meeting, nearly 93% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers' compensation as disclosed in our proxy statement for that meeting. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.
Key Elements of Executive Compensation
The primary elements of our executive compensation program include:

•	Base Salary;

•	Annual/Short-Term Cash Incentive Compensation;

•	Long-Term Incentive Compensation;

•	Other Benefits; and

•	Change of Control Agreements.
The Compensation Committee engages a compensation consultant on a bi-annual basis to ensure that the Company's compensation package is consistent with that of its competitors. The Committee engaged Meridian in fiscal 2017 to evaluate the mix of targeted compensation and the other incentive programs that we offer. Meridian and the Committee concluded that no formal evaluation was required in fiscal 2018 because the study conducted in fiscal 2017 continued to reflect the current market conditions. Meridian was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian's work for the Committee does not raise any conflict of interest.
The Committee evaluated the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s fiscal 2017 executive compensation practices analysis included a review of general industry survey data and of proxy information and other public filings for the following companies:

Aegion Corp.	MasTec Inc.
Babcock & Wilcox Co.	Mistras Group Inc.
Dycom Industries Inc.	MYR Group Inc.
Emcor Group Inc.	Primoris Services Corporation
Granite Construction, Inc.	Quanta Services Inc.
Great Lakes Dredge and Dock CP	Sterling Construction Co. Inc.
KBR Inc.	Team Inc.
Layne Christensen Co.	Willbros Group, Inc.
Base Salary
Base salary is the foundation of our executive compensation package. Our practice in establishing executive base salary, and that for other managers and employees, is to determine the market median, "or 50th percentile” among comparable companies. This data was provided by Meridian. Base salary is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual and business performance. We expect to continue to engage a compensation consultant to review and provide competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. Most of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade.
Base salary and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-and long-term target incentive awards are set at a percentage of base salary.
Based on the Company's fiscal 2017 financial performance, Mr. Hewitt recommended, and the Committee approved, no changes to the base salaries of Messrs. Montalbano, Cavanah, Ryan and Turner. The Committee also concluded that no changes should be made to Mr Hewitt's base salary. Their fiscal 2018 base salaries were as follows:

•	John R. Hewitt - Chief Executive Officer: $750,000

•	Joseph F. Montalbano - Chief Operating Officer: $496,125

•	Kevin S. Cavanah - Chief Financial Officer: $434,148

•	James P. Ryan - President, Matrix Service Inc.: $421,169

•	Jason W. Turner - President, Matrix North American Construction: $395,890
Annual/Short-Term Incentive Compensation
Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;

•	emphasize overall company and business unit performance in the structuring of reward opportunities;

•	motivate and reward superior performance; and

•	provide incentive compensation opportunities that are competitive with the industry.
The base calculation of incentives is generally tied to objective measures for financial and safety performance. Incentives for executive officers other than the CEO in the form of targeted percentages of base salary are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. The targeted incentive compensation percentage of base salary for the CEO is determined solely by the Committee in executive session, without the CEO present.
In fiscal 2018, the Committee also approved a Strategic Performance Incentive Pool for certain Executive Officers, which served as a mechanism for the Committee to award executives for excellent performance on strategic, non-financial objectives. The potential awards were determined by the Committee based on the individual achievement of measurable outcomes tied to the strategic objectives and fiscal year focus areas of the Company.
For fiscal 2018, the Committee approved the following key provisions of the annual/short-term incentive compensation plan:

•
If 50% of budgeted fiscal 2018 pre-tax operating income is not achieved, no incentives may be paid relating to financial metrics under the plan, including the Strategic Performance Incentive Pool. Payouts relating to safety metrics may be paid regardless of financial performance.

•	Incentives would be weighted at 85% for performance against financial metrics and 15% for performance against safety metrics.

•	Financial incentives would be based on the following:

▪	operating income; and

▪	net working capital.

•	Safety incentives would be based on the following:

▪	Total Recordable Incident Rate, or “TRIR”;

▪	quality and depth of the investigation of safety incidents; and

▪	implementation of corrective actions identified in safety audits.

•
Payout of the short-term incentives attributable to operating income for Messrs. Hewitt, Cavanah and Montalbano would be based on a combination of the Company's consolidated performance and the performance of the individual operating companies. The payout attributable to working capital management and safety would be based on consolidated results.

•
Payout of short-term incentives for Messrs. Ryan and Turner would based on a combination of the Company's consolidated performance and the performance of the applicable operating company with respect to operating income and the applicable operating company performance with respect to working capital management and safety.

•	Once the Committee approved the incentive metrics, Threshold, Target and Maximum levels of performance were defined.

•
Target short-term payouts for fiscal 2018 were established for each of the Named Executive Officers. Mr. Hewitt's target remained at 100% of his base salary plus any additional amounts that may be paid under the Strategic Performance Incentive Pool while Messrs. Montalbano's, Cavanah's, Ryan's and Turner's targets remained at 75% of their respective base salaries plus any additional amounts that may be paid under the Strategic Performance Incentive Pool.

Incentive targets for the Named Executive Officers are as follows:

•	Safety performance targets, which represented 15% of the total incentive opportunity, were established based on the safety criteria discussed above. The specific criteria were as follows:

	Threshold	Target	Maximum
TRIR	0.60	0.50	0.37
Quality and depth of the investigation of safety incidents	70.0%	80.0%	90.0%
Safety audit corrective action implementation	70.0%	80.0%	90.0%

•
The financial incentive tied to pre-tax operating income represented 75% of the total bonus opportunity for the Named Executive officers. The specific pre-tax operating income criteria at the consolidated level were as follows:

	Threshold	Target	Maximum
	(in millions)
Pre-tax operating income	$27.6	$36.9	$46.1
Percentage of fiscal 2018 budgeted amount	75.0%	100.0%	125.0%
Percentage of target bonus earned	50.0%	90.0%	150.0%

•
Ten percent of the total bonus opportunity is tied to the achievement of net working capital targets. The net working capital percentage is based on the ratio of certain working capital accounts to revenue. For fiscal 2018, the specific criteria varied between the consolidated level and the different operating companies. The specific criteria are listed below:

	Threshold	Target	Maximum
Matrix Service Company	10.0%	8.0%	6.0%
Matrix Service Inc.	9.0%	7.0%	5.0%
Matrix North American Construction	12.0%	10.0%	8.0%
The incentive attributable to net working capital is measured at the consolidated level for Messrs. Hewitt, Montalbano and Cavanah and at the applicable operating company level for Messrs. Ryan and Turner.

•
Funding for the Strategic Performance Incentive Pool was limited to a total of $1.0 million at 50% of budgeted operating income, $0.5 million at threshold operating income, and $0.3 million at target operating income. No amounts would be paid if target operating income is exceeded or if the Company failed to achieve 50% of budgeted operating income.

The Committee evaluated actual results in each category against the applicable financial and safety goals:

Financial: In fiscal 2018, we achieved pre-tax operating income of $(10.5) million. This level of pre-tax operating income is less than the 50% necessary to earn payments based on financial performance. Therefore, no incentives based on the Company's financial performance were earned or paid.
Safety: In fiscal 2018, we achieved a TRIR of 0.49, 80% on the quality and depth of safety incident investigations, and 84% on the implementation of corrective actions identified in safety audits. These results are between target and maximum on TRIR, at the target level of performance on the quality and depth of safety incident investigations and between target and maximum on safety audit corrective action implementation.
Based on this safety performance the NEOs earned an award under the safety portion of the short-term incentive plan. Since Mr. Ryan retired June 30, 2018, his award was paid in cash. The award for Messrs. Hewitt, Montalbano, Cavanah and Turner was paid in the form of a service-based RSU grant that vests on the one-year anniversary of the August 27, 2018 grant date. Since the awards for Messrs. Hewitt, Montalbano, Cavanah and Turner contain a service component, they are not considered earned until after the vesting period ends in August of 2019 and, therefore, have been excluded from the Summary Compensation Table. Details of the awards are as follows:

Name	Calculated Incentive (1)($)	Restricted Share Units Granted (2)(#)
John R. Hewitt	121,440	6,081
Joseph F. Montalbano	60,250	3,017
Kevin S. Cavanah	52,724	2,640
James P. Ryan	49,996	—
Jason W. Turner	38,599	1,933

(1)	Represents incentives earned and calculated pursuant to the Company's Short-Term Incentive Compensation Plan.

(2)	Determined by dividing the calculated incentive by the average share price of Matrix Service Company common stock over the 20-day period ending five days prior to the grant date.
Strategic Performance Incentive Pool: Based on the Company's failure to achieve 50% of budgeted operating income, no amounts were earned or paid.
Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately. In addition, the Committee has negative discretion with respect to actual payout of annual short term incentive awards and can reduce awards regardless of whether performance targets are achieved.
The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.
Long-Term Incentive Compensation
The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value and Company profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link between executive compensation and our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore, believe that a portion of our long-term incentive compensation should be in the form of cash.
The Committee believes that a combination of service-based RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives. RSUs strongly and directly link management and stockholder interests. As a full value award, RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Under the long-term incentive program, all awards are issued on an annual basis. A portion of the annual award is in the form of service-based RSUs that vest over a specified period of time. Service-based shares are an excellent tool to promote executive officer and management retention. The second portion of the award is in the form of performance units with performance criteria that link the realized value of the equity reward to achievement of stockholder value. Finally, the remaining portion of the award is cash-based and includes performance incentives tied to achievement of important strategic goals. Specific, individual grants vary by level and role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.
Long-term incentive awards are reviewed and evaluated periodically to ensure that they continue to meet our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company. The Committee reviewed the long-term incentive plan in August 2017 in connection with the grant of fiscal 2018 long-term incentive awards and recommended no significant changes. The Committee's review carefully considered the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution.
The Committee approved the following structure for the fiscal 2018 long-term incentive grant for NEOs:

•
One third of the grant consisted of service-based RSUs. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant date, so long as the Named Executive Officer remains continuously employed by us through each vesting date.

•
One third of the grant is in the form of PSUs. The PSUs cliff vest on the third anniversary of the grant. The shares of Company common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return ("TSR") of the Company's common stock as compared to the TSR of a group of peer companies over the performance period. The potential award levels are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00
In the event the Company achieves a relative TSR in excess of the 75th percentile but the actual TSR of the Company is less than zero, the Named Executive Officers will receive 1.5 shares for each performance unit.
The peer group for the fiscal 2018 performance unit award was as follows:

Aegion Corp.	Layne Christensen Co.
Babcock and Wilcox Enterprises	MasTec, Inc.
Chicago Bridge & Iron Company N.V.	Mistras Group, Inc.
Dycom Industries Inc.	MYR Group Inc.
Emcor Group, Inc.	Primoris Services Corporation
Granite Construction, Inc.	Quanta Services, Inc.
Great Lakes Dredge and Dock Corporation	Sterling Construction Company, Inc.
Jacobs Engineering Group Inc.	Team, Inc.
KBR, Inc.	Willbros Group, Inc.

•
The remaining one-third of the grant was a performance-based award which is payable in cash. The award cliff vests after two years and is based on the Average Return on Invested Capital ("AROIC") achieved by the Company over fiscal years 2018 and 2019. The threshold AROIC goal is 6%, the target AROIC goal is 9% and the maximum AROIC goal is 12%. At these performance levels, the payouts would be 50%, 100% and 150% of the target award.

Grants made during fiscal 2018 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table under the caption "Executive Officer Compensation".
Perquisites and Other Benefits
Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.

•
We sponsor the Matrix Service Company 401(k) Savings Plan, which allows executive officers and other employees to contribute up to 100% of their salary (up to the annual IRS maximum). The Company’s safe harbor matching contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of compensation deferred. All matching contributions are 100% vested at all times. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

•
In addition to the group term life insurance policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer.  Specifically, the Company provides a term life insurance policy equal to two times base salary up to a maximum of $1.5 million.  For the CEO, additional corporate term life insurance policies of $500,000 with the Company as the beneficiary and $500,000 with a designee of the CEO as the beneficiary are provided.

•
The Company provides long-term disability to all administrative employees. Under this plan, the employee may receive disability payments of up to 60% of their base salary subject to a maximum of $12,000 per month. The Company also provides a supplemental executive long-term disability plan to the Named Executive Officers. Under the plan, the Named Executive Officers may receive disability payments of up to 60% of the sum of their base salary and the average of their prior two years short-term incentive cash bonuses. The supplemental plan also increases the benefit up to a maximum of $20,000 per month.

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.
Change of Control/Severance Agreements
We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”
Clawback Policy
Consistent with the principles of responsible oversight, the Company’s Board has adopted a clawback policy, and the Company’s equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board, with the recommendation of the Committee, determines that:

•
any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.
Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from engaging in any hedging activities with respect to our securities.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.
Compensation Program as it Relates to Risk
We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•
Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive Compensation: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2018, short-term incentive payments cannot exceed 150% of target levels.

•
Long-term Incentive Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of four years. Our performance-based long-term incentive awards are capped and cannot exceed 200% of target levels.

•
Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans and engages a compensation consultant on a bi-annual basis to insure that our compensation package is consistent with that of our competitors.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.

•
Clawback Policy: We have the ability to recover excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws in certain circumstances.

•
Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

•
Hedging Policy: Our hedging policy requires our senior management to retain the full risks and reward associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executive Officers and other Company officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.
Equity Ownership Guidelines
The Board believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. See the discussion under the caption “Security Ownership of Certain Beneficial Owners and Management -- Equity Ownership Guidelines” for a description of our guidelines.
Report of the Compensation Committee of the Board
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
John W. Gibson, Chairman
Jim W. Mogg
James H. Miller
John D. Chandler
Martha Z. Carnes
Liane K. Hinrichs (appointed in June 2018)

EXECUTIVE OFFICER COMPENSATION
The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at June 30, 2018 for services in all capacities to the Company and its subsidiaries. The executive officers listed below are referred to collectively as the Named Executive Officers, or “NEOs”.
Summary Compensation Table
The following table sets forth information with respect to the total compensation of the Named Executive Officers in fiscal 2018, 2017, and 2016:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
John R. Hewitt	2018	750,000	(4)	—	1,595,449	—	—	—	29,536	2,374,985
Chief Executive Officer	2017	750,000	(4)	—	1,462,103	—	—	—	27,260	2,239,363
	2016	750,000		—	1,352,411	—	129,701	—	27,111	2,259,223

Joseph F. Montalbano	2018	496,125	(4)	—	591,028	—	—	—	30,665	1,117,818
Chief Operating Officer	2017	491,127	(4)	—	541,619	—	—	—	32,917	1,065,663
	2016	472,500		—	426,020	—	53,111	—	29,537	981,168

Kevin S. Cavanah	2018	434,148	(4)	—	517,177	—	—	—	23,437	974,762
Chief Financial Officer	2017	430,616	(4)	—	473,971	—	—	—	24,746	929,333
	2016	417,450		—	376,381	—	46,925	—	23,127	863,883

James P. Ryan	2018	421,169	(4)	—	358,385	—	49,996	—	28,179	857,729
President—Matrix Service	2017	413,143	(4)	—	328,539	—	—	—	29,546	771,228
	2016	378,887		—	258,325	—	39,389	—	27,630	704,231

Jason W. Turner	2018	395,890	(4)	—	336,876	—	—	—	21,286	754,052
President—Matrix North	2017	384,935	(4)	—	308,584	—	—	—	23,249	716,768
American Construction	2016	344,100		—	248,193	—	33,550	—	21,072	646,915

(1)
The amounts shown represent the grant date fair value for awards of RSUs and performance units granted during the period determined in accordance with FASB Accounting Standards Codification ASC Topic 718 – Compensation – Stock Compensation ("ASC718"). A portion of the awards that were granted in fiscal years 2016, 2017, and 2018 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. Amounts have not been adjusted for expected forfeitures. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2018 Annual Report on Form 10-K.

(2)
Represents amounts payable to the Named Executive Officer under the annual/short-term incentive compensation plan (including the Strategic Performance Incentive Pool) for the applicable fiscal year's performance and for the cash-based portion of the long-term incentive award that was earned in the applicable fiscal year. In fiscal 2018, no amounts were earned under the cash-based portion of the long-term incentive plan or the Strategic Performance Incentive Pool. Amounts earned in respect of the annual/short-term incentive compensation plan were paid to each of the NEOs, except Mr. Ryan, who retired on June 30, 2018, in the form of service-based RSUs vesting on the first anniversary of the date of the award. The amount paid to Mr. Ryan in cash is shown in this column. Since the RSU awards granted to the other NEOs in lieu of cash are not earned until the vesting period ends in August 2019, they have been excluded from the Summary Compensation Table.

(3)
Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Life insurance and disability premiums in fiscal 2018 totaled $21,286, $19,865, $12,657, $17,379, and $10,486 for Messrs. Hewitt, Montalbano, Cavanah, Ryan, and Turner, respectively. Matching contributions to our 401(k) plan in fiscal 2018 totaled $8,250, $10,800, $10,780, $10,800, and $10,800 for Messrs. Hewitt, Montalbano, Cavanah, Ryan, and Turner, respectively.

(4)
The base salaries of Messrs. Hewitt, Montalbano, Cavanah, Ryan and Turner were unchanged in fiscal 2018. The base salaries shown for Messrs. Montalbano, Cavanah, Ryan and Turner for fiscal 2017 represent 10 months of their current base salaries and two months of their prior base salaries.

Grants of Plan-Based Awards During Fiscal 2018
The following table sets forth information with respect to grants of plan-based awards in fiscal 2018 to the Named Executive Officers:

		Estimated Future Payouts Under Non-equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	50% of Budget ($)	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/29/2017	150,000	450,000	795,000	1,125,000	(4)	—	—	—	—	—	—	—
	8/29/2017		312,500	625,000	937,500	(5)	—	—	—	—	—	—	—
	8/29/2017		—	—	—		14,205	56,818	113,636	56,818	—	—	1,595,449
Joseph F. Montalbano	8/29/2017	117,500	244,798	407,345	558,141	(4)	—	—	—	—	—	—	—
	8/29/2017		115,763	231,525	347,288	(5)	—	—	—	—	—	—	—
	8/29/2017		—	—	—		5,262	21,048	42,096	21,048	—	—	591,028
Kevin S. Cavanah	8/29/2017	117,500	221,556	360,861	488,417	(4)	—	—	—	—	—	—	—
	8/29/2017		101,301	202,602	303,903	(5)	—	—	—	—	—	—	—
	8/29/2017		—	—	—		4,605	18,418	36,836	18,418	—	—	517,177
James P. Ryan	8/29/2017	117,500	216,689	351,127	473,816	(4)	—	—	—	—	—	—	—
	8/29/2017		70,217	140,433	210,650	(5)	—	—	—	—	—	—	—
	8/29/2017		—	—	—		3,191	12,763	25,526	12,763	—	—	358,385
Jason W. Turner	8/29/2017	117,500	207,209	332,168	445,377	(4)	—	—	—	—	—	—	—
	8/29/2017		65,953	131,905	197,858	(5)	—	—	—	—	—	—	—
	8/29/2017		—	—	—		2,999	11,997	23,994	11,997	—	—	336,876

(1)
Represents the number of shares which may be issued pursuant to fiscal 2018 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three-year Total Shareholder Return on the Company's common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board. The fiscal 2018 performance unit awards are described above under the caption "Compensation Discussion and Analysis".

(2)
Amounts shown represent service-based RSUs granted to the Named Executive Officers in fiscal 2018. The awards vest in four equal annual installments beginning one year after the grant date subject to the Named Executive Officer's continued employment with the Company.

(3)
Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718. The grant date fair value of the service-based RSUs is calculated by multiplying the number of RSUs awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of the Company's common stock compared to the future prices of its peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2018 Annual Report on Form 10-K for a full discussion of the Company’s stock based compensation accounting policies. The specific grant date fair values are as follows:

	Service-Based Awards			Performance-Based Awards
Name	Shares (#)	Value per Share ($)	Grant Date Fair Value ($)	Shares at target (#)	Value per Share ($)	Grant Date Fair Value ($)	Total Grant Date Fair Value ($)
John R. Hewitt	56,818	11.45	650,566	56,818	16.63	944,883	1,595,449
Joseph F. Montalbano	21,048	11.45	241,000	21,048	16.63	350,028	591,028
Kevin S. Cavanah	18,418	11.45	210,886	18,418	16.63	306,291	517,177
James P. Ryan	12,763	11.45	146,136	12,763	16.63	212,249	358,385
Jason W. Turner	11,997	11.45	137,366	11,997	16.63	199,510	336,876

(4)
The amounts shown are the potential cash incentive compensation awards for each Named Executive Officer under our annual/short-term incentive compensation plan (including the Strategic Performance Incentive Pool) described above under the caption "Compensation Discussion and Analysis". Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”

(5)
Amounts shown represent the potential cash awards for each Named Executive Officer under the cash portion of our fiscal 2018 long-term incentive award described above under the caption "Compensation Discussion and Analysis". The actual cash payout can range from 0% to 150% of the target payout and is based on average Return on Invested Capital for fiscal 2018 and fiscal 2019. Actual payouts for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column "Non-Equity Incentive Plan Compensation."

Outstanding Equity Awards at Fiscal Year-End for 2018
The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2018:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

John R. Hewitt	—	—	—	—	105,856	1,942,458	122,795	2,253,288
Joseph F. Montalbano	—	—	—	—	38,017	697,612	45,489	834,723
Kevin S. Cavanah	16,850	—	10.19	11/17/2021	33,325	611,514	39,805	730,422
James P. Ryan	—	—	—	—	23,054	423,041	27,584	506,166
Jason W. Turner	—	—	—	—	21,752	399,149	25,927	475,760

(1)	Based on the closing price of our common stock on June 29, 2018 of $18.35.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	9,159	8/23/2018	—	(1)	8/25/2018
	7,976	8/25/2018	9,159	(1)	8/23/2019
	5,610	8/26/2018	113,636	(1)	8/29/2020
	14,205	8/29/2018
	9,159	8/23/2019
	7,976	8/25/2019
	14,205	8/26/2019
	9,158	8/23/2020
	14,204	8/29/2020
	14,204	8/29/2021
Joseph F. Montalbano	3,393	8/23/2018	—	(1)	8/25/2018
	2,512	8/25/2018	3,393	(1)	8/23/2019
	1,767	8/26/2018	42,096	(1)	8/29/2020
	5,262	8/29/2018
	3,393	8/23/2019
	2,512	8/25/2019
	5,262	8/29/2019
	3,392	8/23/2020
	5,262	8/29/2020
	5,262	8/29/2021
Kevin S. Cavanah	2,969	8/23/2018	—	(1)	8/25/2018
	2,220	8/25/2018	2,969	(1)	8/23/2019
	1,561	8/26/2018	36,836	(1)	8/29/2020
	4,605	8/29/2018
	2,969	8/23/2019
	2,219	8/25/2019
	4,605	8/29/2019
	2,969	8/23/2020
	4,604	8/29/2020
	4,604	8/29/2021
James P. Ryan	2,058	8/23/2018	—	(1)	8/25/2018
	1,523	8/25/2018	2,058	(1)	8/23/2019
	1,071	8/26/2018	25,526	(1)	8/29/2020
	3,191	8/29/2018
	2,058	8/23/2019
	1,523	8/25/2019
	3,191	8/29/2019
	2,058	8/23/2020
	3,191	8/29/2020
	3,190	8/29/2021
Jason W. Turner	1,933	8/23/2018	—	(1)	8/25/2018
	1,464	8/25/2018	1,933	(1)	8/23/2019
	1,029	8/26/2018	23,994	(1)	8/29/2020
	3,000	8/29/2018
	1,933	8/23/2019
	1,463	8/25/2019
	2,999	8/29/2019
	1,933	8/23/2020
	2,999	8/29/2020
	2,999	8/29/2021

(1)
Represents fiscal 2016, 2017 and 2018 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If threshold performance is achieved, the performance units are converted to the Company's common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on the Company's common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The performance period (fiscal 2016, 2017 and 2018) for the fiscal 2016 performance unit award has been completed. In August 2018, the Compensation Committee certified that the Company’s relative Total Shareholder Return for the performance period was below the amount required for a Threshold payout. Accordingly, the number of shares presented for the fiscal 2016 performance unit award is zero. Based on the Company's relative Total Shareholder Return for fiscal 2017 and 2018 (two-thirds of the performance period for the fiscal 2017 award), the fiscal 2017 award is presented at the Threshold performance level. Based on the Company's relative Total Shareholder Return for fiscal 2018 (one-third of the performance period for the fiscal 2018 award), the fiscal 2018 award is presented at the Maximum performance level.
Option Exercises and Stock Vested During Fiscal 2018
The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of RSUs in fiscal 2018.

	Fiscal 2018
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

John R. Hewitt	—	—	29,020	299,137
Joseph F. Montalbano	21,050	196,380	9,939	102,336
Kevin S. Cavanah	—	—	8,716	89,746
James P. Ryan	—	—	6,537	67,386
Jason W. Turner	8,000	73,228	6,392	73,697

(1)
The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)
The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed. The stock awards that vested in fiscal 2018 relate to service-based awards and were as follows:

	Service-Based Awards		Performance-Based Awards		Total
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
John R. Hewitt	29,020	299,137	—	—	29,020	299,137
Joseph F. Montalbano	9,939	102,336	—	—	9,939	102,336
Kevin S. Cavanah	8,716	89,746	—	—	8,716	89,746
James P. Ryan	6,537	67,386	—	—	6,537	67,386
Jason W. Turner	6,392	73,697	—	—	6,392	73,697

The performance based awards that did not vest in fiscal 2018 were the fiscal 2015 performance unit awards that were based on relative Total Shareholder Return from fiscal 2015 through the end of fiscal 2017. The Company's performance over the vesting period was in the 19th percentile; therefore, no payout was earned.
Potential Payments Upon Termination or Change of Control
We have entered into Change of Control/Severance Agreements with Messrs. Hewitt, Cavanah, Montalbano, Ryan and Turner. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•
If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.

"Change of Control" means (i) the acquisition by any "person" or "group" (as defined pursuant to Section 13(d) under the Securities Exchange Act) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of in excess of 35% of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); (ii) during any one (1) year period, individuals who at the beginning of such period constituted the Board of the Company (the "Board") (together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board; (iii) consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting stock of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total voting power represented by the voting stock of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; (iv) a "change in the ownership of a substantial portion of the assets" of the Company as these terms are defined under Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms "change of control" for deferred compensation arrangements or (v) the Company's stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.
“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.
“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.
In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

In the event an executive suffers an Adverse Event or is terminated from employment for reasons other than Cause, each within 24 months of a Change of Control, benefits are paid as follows:

•
Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•
Mr. Ryan and Mr. Turner – Paid an amount equal to one and one-half years of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

In the absence of a Change of Control, in the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

•	Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to his target short-term incentive payout which is currently 100% of base salary.

•	Mr. Cavanah, Mr. Montalbano, and Mr. Turner – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.

•
Mr. Ryan – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.
Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reasons other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.
In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.
Benefits will be paid in the calendar year the triggering event occurs and, generally, within thirty days of the date of the triggering event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.
The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2018 termination date and, where applicable, using the closing price of our common stock on June 29, 2018 of $18.35. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.
Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination for Reasons Other than Cause				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (4)	Salary Severance ($) (5)	Non-Equity Incentive Plan Severance ($) (6)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs and Performance Units for Which Restrictions Would Lapse ($)	No Contractual Benefits	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse (7)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (4)	Maximum Potential Payments
John R. Hewitt	1,500,000	43,234	—	5,492,753	750,000	750,000	—	—	—	—	—	5,492,753	7,035,987
Joseph F. Montalbano	992,250	17,704	—	1,980,336	496,125	17,704	—	—	—	947,454	—	1,980,336	2,990,290
Kevin S. Cavanah	868,296	15,642	—	1,735,540	434,148	15,642	—	—	—	—	—	1,735,540	2,619,478
James P. Ryan	631,754	29,795	—	1,200,945	421,169	29,795	—	920,124	—	—	—	1,200,945	1,862,494
Jason W. Turner	593,835	11,183	—	1,132,483	395,890	11,183	—	—	—	—	—	1,132,483	1,737,501

(1)	Represents payment of one and one-half or two years of base salary for the event specified based on base salary as of June 30, 2018.

(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the previous three calendar years.

(3)
Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 29, 2018, multiplied by the number of nonvested stock options at June 30, 2018. At June 30, 2018, all of the stock options held by the NEOs were already exercisable.

(4)
Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the specified event. The value shown is the number of unvested RSUs and performance units, assuming a target performance level, at June 30, 2018 multiplied by the market price of common stock at the close of business on June 29, 2018 plus the value of the unvested cash LTI awards, which are also assumed to vest based on the target level of performance.

(5)	Represents payment of one year of base salary for the event specified based on base salary as of June 30, 2018.

(6)
Represents 100% of annual salary for Mr. Hewitt. For Messrs. Montalbano, Cavanah, Turner and Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the previous three calendar years.

(7)
Represents the value Mr. Montalbano would realize for the lapsing of restrictions on RSUs, performance units and cash LTI awards due to his retirement. The value shown is the number of unvested RSUs at June 30, 2018 for which restrictions would lapse at retirement multiplied by the market price of common stock at the close of business on June 29, 2018. Restrictions lapse on performance units, RSUs and cash LTI awards upon retirement on a pro rata basis based on the number of full and partial months served in the applicable performance period. The performance units and cash LTI awards are assumed to vest at the target level of performance. Messrs. Hewitt, Cavanah, Ryan, and Turner were not eligible for retirement at June 30, 2018.

CEO Pay Ratio

For the year ended June 30, 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of Matrix Service Company (other than our CEO) was $85,291;

•	the annual total compensation of our CEO was $2,374,985; and

•	based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 28 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.
We determined that, as of June 30, 2018, our employee population consisted of 4,397 individuals working at the Company and its consolidated subsidiaries, 4,167 of whom were U.S. employees and 230 of whom were non-U.S. employees.
As permitted under SEC rules, for purposes of identifying our median employee, we excluded 32 non-U.S. employees, or approximately 0.7% of our total employee population. Nine of the excluded employees were located in Australia, and 23 were located in South Korea. After this adjustment, our employee population consisted of 4,365 individuals.

Using a consistently applied compensation measure, which included base pay, overtime, and short-term incentives but excluded the value of health and welfare benefits, we ranked our employees from the highest paid to the lowest paid. We reasonably determined that the employee at the midpoint had anomalous characteristics (employed less than half of the year); therefore, we selected a substitute employee near the median with substantially similar compensation (using our consistently applied compensation measure) to the originally identified employee. Our employee population was evaluated as of June 30, 2018, and reflects compensation paid from July 1, 2017 through June 30, 2018. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency to our Canadian employees. We did not use any cost of living adjustments.

Where allowed under SEC rules, we have annualized compensation through June 30, 2018 for employees newly hired after July 1, 2017.

Based on the above determination, our median employee's total annual compensation (calculated in accordance with Item 402(c) of Regulation S-K) was $85,291. Our CEO's total annual compensation (calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table) was $2,374,985. The resulting ratio was 28:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules using the data and assumptions summarized above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-21 promulgated thereunder, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. We are open to receiving feedback from stockholders on executive compensation and currently provide stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers every year.
As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
We use the following principles in the design and administration of our executive compensation program:

•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•
Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board unanimously recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
The Board welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.
PROPOSAL NUMBER 4: Approval of the Matrix Service Company 2018 Stock and Incentive Compensation Plan

At the Annual Meeting, the stockholders will be asked to approve the Matrix Service Company 2018 Stock and Incentive Compensation Plan (the “2018 Plan”) to reserve 1,600,000 shares of common stock for issuance thereunder and the material plan terms thereof. If approved, the 2018 Plan will be effective as of October 30, 2018. We believe approval of the 2018 Plan is advisable in order to ensure we have an adequate number of shares available in connection with our compensation program.
On September 12, 2018, our Board of Directors, subject to the approval of our stockholders, approved the 2018 Plan. The proposed 2018 Plan is attached hereto as Appendix A.

Reasons for the Proposed 2018 Plan

The use of stock- and cash-based awards under the predecessor Matrix Service Company 2012 Stock and Incentive Compensation Plan (the "2012 Plan") and the Matrix Service Company 2016 Stock and Incentive Compensation Plan (the "2016 Plan" and, collectively with the 2012 Plan, the “Prior Plans”) has been a key component of our compensation program for several years. Cash- and stock-based compensation awards assist us in attracting, motivating, and retaining capable, talented individuals to serve in the capacity of employees, officers and directors. The 2016 Plan originally authorized us to issue up to 1,800,000 shares of common stock. As of June 30, 2018, 1,145,949 shares remained available for us to issue as awards under the 2016 Plan, and 755,289 shares (including 275,401 performance units at target and 479,888 shares representing unvested restricted stock units) are subject to outstanding awards under the 2016 Plan. At June 30, 2018, there are 610,758 shares (309,563 performance units at target and 301,195 shares representing unvested restricted stock units) subject to outstanding awards under the 2012 Stock and Incentive Compensation Plan, and there are 66,200 shares (all issuable upon the exercise of stock options) subject to outstanding awards under the Matrix Service Company 2004 Stock Incentive Plan (the "2004 Plan"). Currently, no new awards may be made under the 2004 Plan or the 2012 Plan. If the 2018 Plan is approved, no more awards will be made under the 2016 Plan on and after the October 30, 2018 effective date of the 2018 Plan.

The Board has determined that, in order to ensure that there are sufficient shares available to meet our needs for future grants during the coming years, the adoption of the 2018 Plan reserving 1,600,000 shares is necessary and desirable to give us a competitive edge in today’s volatile business environment. The ability to grant cash- and stock-based compensation awards is critical to our ability to attract, motivate, and retain highly qualified individuals. Our successful operation and our ability to create long-term value for our stockholders depend on the efforts of our employees, including management, and we believe that it is in the best interest of our stockholders for those individuals to have an ownership interest in us in recognition of their present and potential contributions and to align their interests with those of our stockholders. In fiscal 2018, over 66% of equity awards were granted to employees other than the NEOs. Further details about our awards currently outstanding can be found in the sections on “Securities Authorized for Issuance under Equity Compensation Plans,” “Compensation Discussion and Analysis,” and “Executive Compensation.”

The 2018 Plan is a broad-based plan under which we may grant awards to all employees, including our officers and officers of our affiliates, and to non-employee members of the Board. We believe approval of the 2018 Plan will give us flexibility to continue to make cash- and stock-based grants under the 2018 Plan over the next two to three years in amounts determined appropriate by the Compensation Committee, which will administer the 2018 Plan (as discussed more fully below); however, this timeline is simply an estimate used by us to determine the number of new shares to ask our stockholders to approve and future circumstances may require us to change our expected equity grant practices. These circumstances include, but are not limited to, the future price of our common stock, award levels/amounts provided by our competitors and hiring activity during the next few years, including hiring activity related to mergers and acquisitions. It is our current practice to grant cash-based and stock-based compensation awards to key employees on an annual basis during the first quarter of each fiscal year based on targeted dollar values that are generally competitive with industry peers. For example, the aggregate targeted dollar value for the annual grants we made in fiscal 2018 was approximately $9.7 million. In addition, it is our current practice to grant stock-based compensation on an annual basis to our non-employee directors in the second quarter of each fiscal year, which are also based on targeted dollar values that are generally competitive with industry peers. Fluctuations in our stock price may result in stock-based awards for a given year requiring a larger or smaller number of shares in order to capture the same grant date value as a prior year’s award, which impacts the rate at which we utilize shares for compensation purposes. The closing market price of our common stock as of August 31, 2018 was $20.90 per share.

The 2018 Plan will allow us to use, if desired, a variety of equity compensation alternatives in structuring compensation arrangements for our personnel. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational, retention, and performance benefits that may be achieved from making such awards. As of August 31, 2018, the total number of shares of our outstanding common stock was 27,009,420. Assuming target payout on the approximately 650,000 PSUs outstanding, our current dilution (which is the number of shares available for grant under the 2016 Plan as of August 31, 2018, divided by the total number of shares of our common stock outstanding) is 2.9%. Actual PSU payouts may be higher or lower than target amounts and are dependent upon performance levels. If the 2018 Plan is approved, the potential dilution from authorized issuances for stock-based awards will increase to approximately 5.9%. In determining the number of shares to request pursuant to this proposal, the Compensation Committee considered the foregoing factors and decided that 1,600,000 shares was the appropriate number to allow us to effectuate an effective equity compensation program over the coming years.

Consequences of Failing to Approve the Proposal

The 2018 Plan will not be implemented unless approved by our stockholders. If the 2018 Plan is not approved by our stockholders, the 2016 Plan will remain in effect in its current form, and we will continue to grant awards thereunder until our share reserve under the 2016 Plan is exhausted, which could occur as soon as the time of our next annual grant during the first quarter of fiscal 2020, based on current expected equity grant practices (noting again that the share reserve could last for a longer period of time, depending on our future equity grant practices, which we cannot predict with certainty).

Summary of the 2018 Plan

The following summary provides a general description of the material features of the 2018 Plan but is not a complete description of all provisions of the 2018 Plan and is qualified in its entirety by reference to the full text of the 2018 Plan attached as Appendix A, which is incorporated by reference in this proposal. The purpose of the 2018 Plan is to promote the success and enhance the value of the Company by linking the personal interests of our employees and non-employee directors to those of our stockholders, and by providing an incentive for outstanding performance. The 2018 Plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards (collectively referred to as “Awards”).

The 2018 Plan is based on the terms of the 2016 Plan and includes the following key changes from the 2016 Plan:

•
New Aggregate Share Reserve. We are requesting an aggregate share reserve of 1,600,000 shares for the 2018 Plan, subject to increase or decrease in accordance with the adjustment provisions of the 2018 Plan, as described below.

•
No Dividends or Dividend Equivalents on Unvested Awards and Stock Options/Stock Appreciation Rights. Any dividends or dividend equivalents on restricted stock, restricted stock units, performance shares, performance units and other stock-based Awards will be deferred until, and conditioned upon, the lapsing of the restrictions on the Award and, with respect to Awards that include performance-based goals, will be paid only to the extent the underlying shares have been earned by achievement of the corresponding performance criteria. Further, consistent with the 2016 Plan, no dividends or dividend equivalents will be paid on stock options or stock appreciation rights.

•
Elimination of Certain Code Section 162(m) Provisions. Section 162(m) of the Internal Revenue of 1986, as amended (the “Code”), generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain NEOs, subject to an exception for qualified performance-based compensation that was eliminated by the Tax Cut and Jobs Act of 2017 (the “Tax Act”) for tax years beginning on or after January 1, 2018. In light of the repeal of the performance-based exception to Section 162(m) of the Code, certain provisions intended to satisfy the performance-based exception that remain in the 2016 Plan have been eliminated from the 2018 Plan. However, because of our emphasis on performance-based compensation, the 2018 Plan generally retains the 2016 Plan provisions authorizing Awards based on performance as well as the annual individual limitation on Awards. No changes are being proposed to the 2016 Plan and it is intended that any Awards previously granted under the 2016 Plan that were intended to be performance-based compensation under Section 162(m) of the Code are generally grandfathered under Section 162(m) as in effect prior to the enactment of the Tax Act.

Key Features of the 2018 Plan

In addition to the changes described above, the 2018 Plan includes additional key provisions designed to protect our stockholders' interests and to reflect corporate governance best practices:

•	No discounted options or related Awards may be granted;

•
Except as otherwise provided in an Award agreement at the time of grant or thereafter by the Compensation Committee, Awards are generally non-transferrable, except to an Award recipient's immediate family member, pursuant to a qualified domestic relations order, by will or the laws of descent and distribution, or to a trust of which the Award recipient is and remains the sole beneficiary for his or her lifetime;

•	No automatic Award grants are made to any eligible individual;

•	Limitations on the maximum number or amount of Awards that may be granted to certain individuals during any fiscal year;

•	No repricing of stock options or stock appreciation rights without stockholder approval;

•
The total number of shares of common stock available for Awards will be reduced by the total number of stock options or stock appreciation rights that have been exercised, regardless of whether (i) any of the shares of common stock underlying such Awards are not actually issued to the participant as the result of a net settlement and (ii) any shares of common stock are used to pay any exercise price or tax withholding obligation with respect to any stock option or stock appreciation right;

•	Except under limited circumstances, all awards must include a minimum one-year vesting period; and

•
Awards are subject to potential reduction, cancellation, forfeiture, recoupment or other clawback under certain specified circumstances in accordance with our current clawback policy and any other clawback policies we may adopt.

Administration.   The Compensation Committee of the Board of Directors (the “Committee”), will administer the 2018 Plan and will have authority to make Awards under the 2018 Plan, to set the terms of the Awards, to interpret the 2018 Plan, to establish any rules or regulations relating to the 2018 Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the 2018 Plan.

Eligibility.  All employees and non-employee directors of the Company and its affiliates are eligible to receive Awards under the 2018 Plan, as determined by the Committee. Eligible employees and non-employee directors who are designated by the Committee to receive an Award under the 2018 Plan are referred to as “Participants.” As of August 31, 2018, we had approximately 4,600 employees and seven non-employee directors who would be eligible to be Participants in the 2018 Plan.

Individual Limits on Awards.  The 2018 Plan contains limits on the Awards granted to any Participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Insiders”). Accordingly,

•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of performance shares or performance units to any Insider in any fiscal year is 400,000 shares.

•	The maximum number of shares that may be awarded in the form of cash-based Awards to any Insider in any fiscal year is $5,000,000.

•	The maximum number of shares that may be awarded in the form of other stock-based Awards to any Insider in any fiscal year is 400,000 shares.

In addition, no individual who is a non-employee director will be granted Awards covering more than 100,000 shares in the aggregate during any fiscal year, and in no event will the grant date fair value of Awards granted to a non-employee director exceed $400,000 in the aggregate during any fiscal year.

Number of Shares Subject to the 2018 Plan.  The number of shares of our common stock reserved for issuance under the 2018 Plan is 1,600,000 shares, subject to certain adjustments as provided in the 2018 Plan.

Share Counting Rules. The following are other rules for counting shares against the applicable share limits of the 2018 Plan:

•
For Awards settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2018 Plan.

•
For shares that are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is exercised on a cashless basis at a time when the payment due to the Participant is 150 shares, then 1,000 shares shall be charged against the applicable share limits.

•
Except as otherwise provided below, shares that are subject to Awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Prior Plans or the 2018 Plan will again be available for subsequent Awards under the 2018 Plan.

•
Shares that are exchanged by a Participant or withheld by us as full or partial payment in connection with any Award other than an option or stock appreciation right granted under either the Prior Plans or the 2018 Plan, as well as any shares exchanged by a Participant or withheld to satisfy the tax withholding obligations related to any such Award, will be available for subsequent Awards under the 2018 Plan. This includes shares subject to any awards that are outstanding under the Prior Plans as of the October 30, 2018 effective date of the 2018 Plan, which shares may become available for re-issuance under the 2018 Plan in the circumstances described in the preceding sentence. The number of shares subject to outstanding awards under the Prior Plans as of August 31, 2018 is 1,658,334.

•
Shares that are exchanged by a participant or withheld by us to pay the exercise price of an option or stock appreciation right granted under the Prior Plans or the 2018 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent Awards under the 2018 Plan.

Source of Shares.  Common stock issued under the 2018 Plan may come from authorized but unissued shares of our common stock or from treasury shares.

Stock Options.  The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years. No dividends or dividend equivalents will be granted alone or in conjunction with any stock option Award.

The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

Stock Appreciation Rights.  A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant freestanding stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the Award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the Award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option:

•	the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option;

•
the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and

•	the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.

No dividends or dividend equivalents will be granted alone or in conjunction with an Award of stock appreciation rights.

On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying:

•	the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by

•	the number of shares with respect to which the stock appreciation right is exercised.

In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.

Restricted Stock.  Shares of common stock may be granted by the Committee to an eligible employee or non-employee director and made subject to restrictions on sale, pledge or other transfer for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an Award agreement with the Participant, including provisions obligating the Participant to forfeit or resell the shares to us in the event of termination of employment or service or if specified performance goals or targets are not met. A Participant’s rights with respect to such shares shall be subject to the restrictions provided in the Award agreement and the 2018 Plan. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on restricted stock to the extent the applicable period of restriction has expired and, with respect to restricted stock that is subject to performance-based goals, to the extent the restricted stock has been earned by achievement of the corresponding performance criteria.

Restricted Stock Units. A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one or more shares of common stock. An Award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the 2018 Plan. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying restricted stock units to the extent the applicable period of restriction has expired and, with respect to restricted stock units that include performance-based goals, to the extent the restricted stock units have been earned by achievement of the corresponding performance criteria.

Performance Shares, Performance Units and Cash-Based Awards.  Performance shares, performance units and cash-based Awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the Award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based Awards that will be paid out to the Participant and whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares to the extent the underlying performance shares or performance units have been earned by achievement of the corresponding performance criteria.

Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based Awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based Awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Other Stock-Based Awards.  The 2018 Plan also authorizes the Committee to grant Participants Awards of common stock and other Awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based Awards). The Committee has discretion to determine the Participants to whom other stock-based Awards are to be made, the times at which such Awards are to be made, the sizes of such Awards, the form of payment, and all other conditions of such Awards, including any restrictions, deferral periods or performance requirements. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying stock-based Awards to the extent the applicable period of restriction has expired and, with respect to other stock-based Awards that include performance-based goals, to the extent the stock-based Awards have been earned by achievement of the corresponding performance criteria.

Performance-Based Compensation.  Awards may be granted to employees that are intended to be “performance-based compensation” which are determined by the attainment of one or more performance goals. These performance-based Awards may be either equity or cash Awards, or a combination of both. Holders are only entitled to receive payment for a performance-based Award for any given performance period to the extent that performance goals set by the Committee are satisfied. These performance goals must be based on one or more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating income;

•	operating income per share;

•	return measures (including, but not limited to, return on assets, return on capital, return on invested capital, and return on equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross or operating margins;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction;

•	working capital targets;

•	revenue or sales growth or growth in backlog;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment (including, but not limited to, total recordable incident rate);

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.

With respect to particular performance-based Awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals. The Committee may reduce or eliminate, but not increase, the amount specified in the original Award.

Minimum Vesting Requirements.  Awards under the 2018 Plan are subject to a one-year minimum vesting or forfeiture restriction period. This one-year minimum vesting or forfeiture restriction period does not apply to the grant of any such Awards with respect to an aggregate number of shares that does not exceed 5% of the total shares available for issuance under the 2018 Plan.

Recapitalization Adjustments.  In the event of any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event) with respect to our common stock, the number of shares of common stock with respect which Awards may be granted, the number of shares subject to outstanding Awards, the exercise price with respect to outstanding

Awards and the individual grant limits with respect to share-denominated Awards shall be equitably adjusted to reflect such event.

Change of Control.  Unless the applicable Award agreement provides otherwise or an Award is replaced or continued by the successor in connection with a “change of control” (as defined in the 2018 Plan), upon a change of control (i) Awards solely dependent on the satisfaction of a service obligation shall become fully vested and (ii) Awards dependent in any part on the satisfaction of performance objectives shall vest with performance determined based on actual performance achieved as of the date of the change of control or on a pro-rated basis based on target performance.

Unusual Transactions or Events; Change of Control.  In the event of any distribution, recapitalization, reorganization, merger, spin-off, combination, repurchase, exchange of securities, or other corporate transaction or event or any other unusual or nonrecurring transactions or events (including without limitation a “change of control” as defined in the 2018 Plan), or of changes in applicable laws, regulations or accounting principles, the Committee may provide, in general, for:

•	the termination of an Award, with or without exchange for a cash payment or other rights or property of substantially equivalent value;

•	the acceleration of vesting, exercisability or payment with respect to all or any portion of an Award;

•	the issuance of substitute Awards by the successor or survivor entity; or

•	other adjustments in the terms of an Award.

Discontinuance or Amendment of the 2018 Plan; No Repricing.  Our Board or the Committee may amend, modify, suspend or terminate the 2018 Plan in whole or in part at any time, but no amendment may materially diminish any of the rights of a Participant under any Awards previously granted without his or her consent. In addition:

•
without the prior approval of our stockholders, options and stock appreciation rights issued under the 2018 Plan will not be repriced, replaced or regranted through cancellation, whether in exchange for cash or another type of Award, by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right or by replacing a previously granted option or stock appreciation right with a new option with a lower option price or a new stock appreciation right with a lower grant price; and

•
to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation or exchange requirement.

Tax Withholding.  We may withhold from any payments or stock issuances under the 2018 Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any Award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the Participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity).

Clawback Policy.  The 2018 Plan will be subject to any written clawback policy we adopt, which policy may subject a Participant’s Awards and other rights and benefits under the 2018 Plan to reduction, cancellation, forfeiture or recoupment if certain events or wrongful conduct specified in the policy occur.

U.S. Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to Awards under the 2018 Plan. The following summary does not purport to be a complete description of all applicable rules, and these rules (including those summarized below) are subject to change. The summary does not address the effects of any state or local or non-U.S. tax laws that may be applicable.

Nonqualified Stock Options

In general, no taxable income is realized by a Participant upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the Participant will be treated as receiving compensation (taxable as ordinary income and subject to withholding and employment taxes) in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The Participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the Participant exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the Participant recognizes ordinary income.

Incentive Stock Options

In general, no taxable income is realized by a Participant upon the grant of an incentive stock option. Additionally, if the applicable employment-related requirements are met, the Participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option purchase price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised by a Participant, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value of the stock on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be treated as compensation (taxed as ordinary income and subject to withholding and employment taxes) and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.

Stock Appreciation Rights

A Participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the Participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the Participant recognizes ordinary income. The Participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the Participant) depending upon the length of time such shares were held by the Participant.

Restricted Stock

A Participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the Participant recognizes ordinary income on account of the lapse of the restrictions. A Participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the Participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock will be taxable to the Participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a Participant may elect to recognize ordinary income at the time the restricted stock is awarded in an amount equal to the fair market value at that time, notwithstanding the fact that such restricted stock is subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such Participant at the time the restrictions lapse, the Participant will have a tax basis in the shares equal to their fair market value on the date of the Award, and the Participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such Participant. A Participant who makes an election under Section 83(b) and then forfeits the stock is not entitled to deduct any amount as a result of the forfeiture notwithstanding that the Participant included the fair market value of the stock in income at the time of the election.

Restricted Stock Units

In general, the grant of restricted stock units will not result in income for the Participant or in a tax deduction for us. Upon the settlement of such an Award in cash or shares, the Participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards

With respect to other Awards granted under the 2016 Plan, including cash-based Awards and other stock-based Awards, generally when the Participant receives payment with respect to an Award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the Participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Golden Parachute Payments

If, on a change of control of our Company, the exercisability or vesting of an Award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years ending before the year in which such change in ownership or control occurs. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

New Plan Benefits

The types and amounts of benefits that will be awarded under the 2018 Plan are not currently determinable. Awards granted under the 2018 Plan are within the discretion of the Committee, and the Committee has not determined future Awards or who might receive them. Information on equity-based awards and cash-based awards recently granted under the Prior Plans to each of our named executive officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2018.” The closing price for the Common Stock on the NASDAQ Global Select Market on August 31, 2018, was $20.90 per share.

Vote Required

Approval of this proposal requires approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2018 Plan and the material terms thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons

The son of James H. Miller, an independent member of our Board, is employed by a subsidiary of the Company in a non-executive officer position and, since the beginning of fiscal 2018, received total cash compensation in excess of $120,000. In addition, the son of Joseph F. Montalbano, our Chief Operating Officer, is employed by a subsidiary of the Company in a non-executive officer position and, since the beginning of fiscal 2018, received total cash compensation in excess of $120,000. The Audit Committee reviewed and ratified the employment relationship of Mr. Miller’s son and Mr. Montalbano’s son. In approving these relationships, the Audit Committee considered the following:

•
The compensation and other terms of employment of Mr. Miller’s and Mr. Montalbano’s immediate family members are determined on a basis consistent with the Company’s human resources policies and are comparable to other Company employees at similar levels.

•	Mr. Miller’s son was employed by a subsidiary of the Company prior to the time Mr. Miller joined the Board.

•	Mr. Montalbano’s son was selected from a pool of qualified candidates and does not report directly to his father.

On September 5, 2017, John D. Chandler, a member of our Board since June 20, 2017, became Senior Vice President and Chief Financial Officer of The Williams Companies, Inc. (“Williams”) and of WPZ GP LLC, the general partner of Williams Partners, L.P. The Company is currently performing work which will total $1.4 million when complete for the construction of firewater tanks in New Jersey for Transcontinental Gas Pipe Line Company, a subsidiary of Williams. The Audit Committee reviewed and ratified the transactions between subsidiaries of Williams and us. In approving these transactions, the Audit Committee considered the following:

•
Mr. Chandler played no role in negotiating or monitoring our performance under the contract, and all related transactions between us and the subsidiary of Williams were negotiated entirely at arm’s length.

•	The transactions were insignificant to each of Williams and Matrix, and Mr. Chandler has no personal interest in the transactions.

•	The transactions will in no way impair the ability of Mr. Chandler to act in our best interests.

Review, Approval or Ratification of Transactions with Related Persons
The Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.
In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.
Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 31, 2018, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)

BlackRock, Inc.	3,630,556	(2)	13.4%
55 East 52nd Street
New York, NY 10055

Dimensional Fund Advisors LP	2,259,051	(3)	8.4%
Building One, 6300 Bee Cave Road
Austin, TX 78746

LSV Asset Management	1,582,930	(4)	5.9%
155 North Wacker Drive, Suite 4600
Chicago, IL 60606

The Vanguard Group	1,488,927	(5)	5.5%
100 Vanguard Boulevard
Malvern, PA 19355

Tom E. Maxwell	57,526	(6)	*
Jim W. Mogg	23,569	(6)	*
James H. Miller	12,509	(6)	*
John W. Gibson	8,515	(6)	*
John D. Chandler	—	(6)(7)	*
Martha Z. Carnes	—	(6)(7)	*
Liane K. Hinrichs	—	(6)(8)	*
John R. Hewitt	136,780	(6)	*
Joseph F. Montalbano	34,785	(6)	*
Kevin S. Cavanah	94,035	(6)	*
James P. Ryan	43,651	(6)	*
Jason W. Turner	22,745	(6)	*
All directors, director nominees and executive officers as a group (16 persons)	523,428	(6)	1.9%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)
Shares of common stock which were not outstanding but which could be acquired by an executive officer upon vesting of a restricted stock unit or upon exercise of an option within 60 days of August 31, 2018 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)
Information is as of December 31, 2017 and is based on the Schedule 13G/A dated January 19, 2018 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting power over 3,576,567 shares and sole dispositive power over all of the shares shown.

(3)
Information is as of December 31, 2017 and is based on the Schedule 13G/A dated February 9, 2018 filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is a registered investment adviser. Dimensional has sole voting power over 2,146,506 shares and sole dispositive power over all of the shares shown.

(4)
Information is as of December 31, 2017 and is based on the Schedule 13G dated February 13, 2018 filed by LSV Asset Management ("LSV"). LSV is a registered investment adviser. LSV has sole voting power over 984,033 shares and dispositive power over all of the shares shown.

(5)
Information is as of December 31, 2017 and is based on the Schedule 13G/A dated February 9, 2018 filed by The Vanguard Group ("Vanguard"). Vanguard is a registered investment advisor. Vanguard has sole voting power over 28,811 shares, sole dispositive power over 1,460,393 shares, shared voting power over 1,294 shares and shared dispositive power over 28,534 shares.

(6)
Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 31, 2018: Mr. Cavanah – 16,850 shares; 16 directors and executive officers as a group –

34,000 shares. Also includes the following shares of common stock that are issuable upon the vesting of RSUs within 60 days after August 31, 2018: 16 directors and executive officers as a group - 11,817 shares.

(7)
Mr. Chandler and Ms. Carnes each received grants of restricted share units in fiscal year 2018 as a part of their fiscal 2018 compensation. The restricted share units do not vest until October 31, 2018; therefore have been excluded from this table.

(8)
Ms. Hinrichs, who was appointed to the Board in June of 2018, does not currently own shares of Matrix Service Company common stock and has not yet received a restricted share unit grant. Assuming shareholder approval of her nomination, she will receive a pro-rated restricted share unit award in fiscal 2019 pursuant to the guidelines discussed in the Director Compensation section of the document.

Equity Ownership Guidelines
The Board believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.
Our Equity Ownership Guidelines, which were most recently revised in August 2011, and were reviewed and reaffirmed in May 2018, are as follows:

•
Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain:

President/CEO	5 times base salary
CFO/COO/Presidents of the three principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary

•
Timing: The executive officers have until five years after the date of their appointment as an executive officer to acquire the ownership levels discussed above. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:

•	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or immediate family members;

•	shares purchased in the open market;

•	shares purchased through the Company’s Employee Stock Purchase Plan;

•	vested and unvested time-based restricted stock or RSUs;

•
unvested performance or market based performance units, restricted stock or RSUs but only to the extent that the Company recognizes compensation expense with respect to such performance units, restricted stock or RSUs; and

•	the in-the-money value of vested and unexercised stock options.
All of our executive officers have met the equity ownership guidelines as of June 30, 2018 except for Mr. Updyke, who is still within the initial five-year accumulation period.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.
To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2018, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,432,247	$10.19	1,145,949
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,432,247	$10.19	1,145,949	(3)

(1)
Includes 781,083 RSUs and 584,964 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined. Also includes 66,200 share options with an exercise price of $10.19.

(2)	Excludes the shares issuable upon the vesting of RSUs and performance units for which there is no weighted-average price.

(3)
Represents the total number of shares available for issuance under the Matrix Service Company 2016 Stock and Incentive Compensation Plan. Of the 1,145,949 shares available for issuance, all may be awarded as stock options, stock appreciation rights, restricted stock, RSUs, performance shares or performance units.

PROPOSALS OF STOCKHOLDERS
A proposal of a stockholder intended to be presented at the Company's 2019 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than May 24, 2019, if the proposal is to be considered for inclusion pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), in the Company’s proxy statement and proxy card for such meeting.
In accordance with the Bylaws, any stockholder who intends to present a proposal at the Company’s 2019 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

OTHER MATTERS
Matters That May Come Before the Annual Meeting
The Board knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. The enclosed proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting.
Availability of Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 is first being mailed to stockholders on or about September 21, 2018 and accompanies this proxy statement. In addition, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 may be found by visiting the Company’s website at matrixservicecompany.com.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of banks and brokers with account holders who are Company stockholders may be “householding” the Company’s proxy materials and annual report. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or direct your written request to Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma, 74135, Attention: Secretary, Kevin S. Cavanah, or telephone at (918) 838-8822 and the Company will deliver a separate copy of the annual report or proxy statement upon request. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

Forward-Looking Statements
Certain statements contained in this Proxy Statement are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in Item 1A of the 2018 Form 10-K. These forward-looking statements can be identified by the use of words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions. These forward-looking statements include, among others, such things as:

•	the impact to our business of crude oil and other commodity prices;

•	amounts and nature of future revenues and margins from each of our segments; and

•	trends in the industries we serve.

These statements are based on certain assumptions and analyses we made in light of our experience and our historical trends, current conditions and expected future developments as well as other factors we believe are appropriate. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

•	economic, market or business conditions in general and in the oil, gas, power, iron and steel and mining industries in particular;

•	reduced creditworthiness of our customer base and the higher risk of non-payment of receivables due to low prevailing crude oil and other commodity prices;

•	the inherently uncertain outcome of current and future litigation;

•	the adequacy of our reserves for contingencies;

•	changes in laws or regulations; and

•	other factors, many of which are beyond our control.

Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business operations. We assume no obligation to update publicly, except as required by law, any such forward-looking statements, whether as a result of new information, future events or otherwise.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on October 30, 2018
Stockholders may view this proxy statement, the enclosed proxy card and our 2018 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board,

Kevin S. Cavanah Secretary
September 21, 2018
Tulsa, Oklahoma

Matrix Service Company
2018 Stock and Incentive Compensation Plan
Effective as of October 30, 2018

Table of Contents

Article 1	Establishment, Purpose, and Duration	A-3
1.1	Establishment of this Plan	A-3
1.2	Purpose of this Plan	A-3
1.3	Duration of this Plan	A-3
1.4	Successor Plan	A-3
Article 2	Definitions	A-3
Article 3	Administration	A-6
3.1	General	A-6
3.2	Authority of the Committee	A-6
3.3	Delegation	A-6
Article 4	Shares Subject to this Plan and Maximum Awards	A-7
4.1	Number of Shares Available for Awards	A-7
4.2	Anti-dilution Adjustments	A-8
4.3	Code Section 409A	A-8
Article 5	Eligibility and Participation	A-8
5.1	Eligibility	A-8
5.2	Actual Participation	A-8
Article 6	Stock Options	A-8
6.1	Grant of Options	A-8
6.2	Award Agreement	A-8
6.3	Option Price	A-9
6.4	Duration of Options	A-9
6.5	Exercise of Options	A-9
6.6	Payment	A-9
6.7	Restrictions on Share Transferability	A-9
6.8	Termination of Employment	A-9
6.9	Nontransferability of Options	A-9
6.10	Notification of Disqualifying Disposition	A-10
6.11	$100,000 Annual Limit on ISOs	A-10
6.12	Dividends and Dividend Equivalents	A-10
Article 7	Stock Appreciation Rights	A-10
7.1	Grant of SARs	A-10
7.2	SAR Agreement	A-10
7.3	Term of SAR	A-10
7.4	Exercise of Freestanding SARs	A-10
7.5	Exercise of Tandem SARs	A-10
7.6	Payment of SAR Amount	A-10
7.7	Termination of Employment	A-10
7.8	Nontransferability of SARs	A-11
7.9	Other Restrictions	A-11
7.10	Dividends and Dividend Equivalents	A-11
Article 8	Restricted Stock and Restricted Stock Units	A-11
8.1	Grant of Restricted Stock or Restricted Stock Units	A-11
8.2	Restricted Stock or Restricted Stock Unit Agreement	A-11
8.3	Nontransferability of Restricted Stock and Restricted Stock Units	A-11
8.4	Other Restrictions	A-11
8.5	Certificate Legend	A-12
8.6	Voting Rights	A-12

Table of Contents (cont.)

8.7	Dividends and Other Distributions	A-12
8.8	Termination of Employment	A-12
8.9	Payment in Consideration of Restricted Stock Units	A-12
Article 9	Performance Shares and Performance Units	A-12
9.1	Grant of Performance Shares and Performance Units	A-12
9.2	Value of Performance Shares and Performance Units	A-12
9.3	Earning of Performance Shares and Performance Units	A-12
9.4	Form and Timing of Payment of Performance Shares and Performance Units	A-13
9.5	Termination of Employment	A-13
9.6	Nontransferability of Performance Shares and Performance Units	A-13
Article 10	Cash-Based Awards and Stock-Based Awards	A-13
10.1	Grant of Cash-Based Awards	A-13
10.2	Value of Cash-Based Awards	A-13
10.3	Payment in Consideration of Cash-Based Awards	A-13
10.4	Form and Timing of Payment of Cash-Based Awards	A-13
10.5	Stock-Based Awards	A-13
10.6	Termination of Employment	A-13
10.7	Nontransferability of Cash-Based Awards and Stock-Based Awards	A-14
10.8	Dividends and Other Distributions	A-14
Article 11	Performance Measures	A-14
Article 12	Beneficiary Designation	A-15
Article 13	Rights of Employees	A-15
13.1	Employment	A-15
13.2	Participation	A-15
13.3	Rights as a Stockholder	A-15
Article 14	Change of Control; Unusual Transactions or Events	A-16
14.1	Change of Control	A-16
14.2	Unusual Transactions or Events	A-16
Article 15	Amendment, Modification, Suspension, and Termination	A-17
15.1	Amendment, Modification, Suspension, and Termination	A-17
15.2	Awards Previously Granted	A-17
Article 16	Withholding	A-18
Article 17	Successors	A-18
Article 18	General Provisions	A-18
18.1	Forfeiture Events	A-18
18.2	Legend	A-18
18.3	Delivery of Title	A-18
18.4	Investment Representations	A-19
18.5	Employees Based Outside of the United States	A-19
18.6	Uncertified Shares	A-19
18.7	Unfunded Plan	A-19
18.8	No Fractional Shares	A-19
18.9	Other Compensation and Benefit Plans	A-19
18.10	No Constraint on Corporate Action	A-19
18.11	Six-Month Delay for Specified Employees	A-20
18.12	Separation from Service	A-20
18.13	Section 457A	A-20
18.14	Compliance with Code Section 409A	A-20
18.15	Minimum Vesting	A-20
Article 19	Legal Construction	A-20
19.1	Gender and Number	A-20
19.2	Severability	A-20
19.3	Requirements of Law	A-20
19.4	Governing Law	A-21

Matrix Service Company
2018 Stock and Incentive Compensation Plan

Article 1.
Establishment, Purpose, and Duration

1.1    Establishment of this Plan. Matrix Service Company, a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the 2018 Stock and Incentive Compensation Plan (this “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock-Based Awards.

This Plan shall become effective, if approved by the Board and stockholders, on October 30, 2018 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 of this document.

1.2    Purpose of this Plan. The purpose of this Plan is to promote the success and enhance the value of the Company and Affiliates by linking the personal interests of the Participants to those of the Company’s stockholders, and by providing Participants with an incentive for outstanding performance.

This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants on whose judgment, interest, and special effort the successful conduct of its operations are largely dependent.

1.3    Duration of this Plan. This Plan shall commence as of the Effective Date and shall remain in effect, subject to the right of the Committee or the Board to amend or terminate this Plan at any time under Article 15, until all Shares subject to this Plan have been purchased or acquired according to this Plan’s provisions.

1.4    Successor Plan. This Plan shall serve as the successor to the Matrix Service Company 2016 Stock and Incentive Compensation Plan, as amended (the “Prior Plan”), and no further grants shall be made under the Prior Plan from and after the Effective Date of this Plan.

Article 2.
Definitions

Whenever used in this Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” shall have the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

“Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (a) a written agreement entered into by the Company or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan, or (b) a written statement issued by the Company or an Affiliate to a Participant describing the terms and provisions of such Award.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning given to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award granted under Article 10, the value of which is denominated in cash as determined by the Committee and which is not any other form of Award described in this Plan.

“Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Voting Power of all the then outstanding Voting Securities;

(b)any Person purchases or otherwise acquires under a tender offer, securities of the Company representing more than fifty percent (50%) of the total Voting Power of all the then outstanding Voting Securities;

(c)during any one (1) year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board of Directors;

(d)the consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into Voting Securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total Voting Power represented by the Voting Securities of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or

(e)the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.

If required for compliance with Section 409A of the Code, in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Committee may, in its sole discretion and without a Participant’s consent, amend the definition of “Change of Control” to conform to the definition of “Change of Control” under Section 409A of the Code, and the regulations thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Committee” means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer this Plan. To the extent applicable or necessary to qualify an Award for favorable treatment under the Exchange Act, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director and (b) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

“Company” means Matrix Service Company, a Delaware corporation, and any successor thereto as provided in Article 17.

“Employee” means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in this Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” or “FMV” means, as of any given date, a price that is based on the closing sales price of a Share on the principal stock exchange on which the Shares are traded or, if there is no such sale for such date, then on the last previous day on which a sale was reported. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

“Fiscal Year” means the year commencing on July 1 and ending June 30 or other time period as approved by the Board.

“Freestanding SAR” means an SAR that is not a Tandem SAR, as described in Article 7.

“Grant Price” means the price against which the amount payable is determined on exercise of a SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision.

“Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16 of the Exchange Act, as determined by the Board.

“Non-Employee Director” means a person defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

“Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares, granted under Article 6, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.

“Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.

“Option Price” means the price at which a Share may be purchased by a Participant under an Option, as determined by the Committee.

“Participant” means an Employee or a Non-Employee Director who has been selected to receive an Award, or who has an outstanding Award granted under this Plan.

“Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals.

“Performance Goal” means a performance criterion selected by the Committee for a given Award for purposes of Article 11 based on one or more of the Performance Measures.

“Performance Measures” means measures as described in Article 11, the attainment of one or more of which shall, as determined by the Committee, determine the vesting, payability, or value of an Award of Performance-Based Compensation.

“Performance Period” means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Performance Unit” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Period of Restriction” means the period when an Award of Restricted Stock or Restricted Stock Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or on the occurrence of other events as determined by the Committee, in its discretion.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof; provided, however, that “Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan (including an employee stock ownership plan) sponsored by the

Company or any Affiliate, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Shares.

“Prior Plans” shall mean the Matrix Service Company 2012 Stock and Incentive Compensation Plan, as amended, and the Matrix Service Company 2016 Stock and Incentive Compensation Plan, as amended.

“Restricted Stock” means an Award of Shares subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Restricted Stock Unit” means an Award denominated in units subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Shares” means the shares of common stock of the Company, $0.01 par value per Share.

“Stock Appreciation Right” or “SAR” means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, under the terms of Article 7 and subject to the terms of this Plan.

“Stock-Based Award” means an equity-based or equity-related Award granted under Article 10 and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.

“Tandem SAR” means a SAR that the Committee specifies is granted in connection with a related Option under Article 7 and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled). Regardless of whether an Option is granted coincident with a SAR, a SAR is not a Tandem SAR unless so specified by the Committee at time of grant.

“Voting Power” shall mean that number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

“Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

Article 3.
Administration

3.1    General. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely on the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding on the Participants, the Company, and all other interested parties. Any and all powers, authorizations and discretions granted by this Plan to the Committee shall likewise be exercisable at any time by the Board.

3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement ancillary to or in connection with this Plan, to determine eligibility for Awards, and to adopt such rules, regulations, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, extending the term or period of exercisability of any Award, accelerating the time or times at which any Award becomes vested, unrestricted or may be exercised, waiving any terms or conditions applicable to any Award and, subject to Article 15, adopting modifications and amendments, or subplans to this Plan (as described in Section 18.5) or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and Affiliates operate.

3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or Affiliates, any of its duties or powers as it may deem advisable; provided, however, that the Committee may not delegate any of its non-administrative powers to any such officer for Awards granted to an Employee who is considered to be an Insider; and provided further, that the member(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted under the authority delegated under this Section 3.3. Subject to the terms of the previous sentence, the Committee may delegate to any individual(s) such administrative duties or powers as it may deem advisable.

Article 4.
Shares Subject to this Plan and Maximum Awards

4.1    Number of Shares Available for Awards

(a)BASIC LIMITATION. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for issuance to Participants under this Plan shall be the sum of the following: (such total number of Shares, including such adjustment and remaining Shares, the “Total Share Authorization”):

(i)One million six hundred thousand (1,600,000) Shares, plus

(ii)The number of any Shares subject to options granted under the Prior Plans and outstanding as of the Effective Date which expire, or for any reason are cancelled or terminated, after the Effective Date without being exercised, plus

(iii)The number of any Shares subject to awards (other than options) granted under the Prior Plans that were outstanding and unvested on the Effective Date that are forfeited, terminated, cancelled or otherwise reacquired by the Company after the Effective Date without having become vested or that are exchanged by a Participant or withheld by the Company or an Affiliate after the Effective Date to satisfy the tax withholding obligations related to the award.

(b)SHARE COUNT. The total number of Shares subject to SARs that are exercised and settled in Shares, and the total number of Shares subject to Options that are exercised, shall be counted in full against the number of Shares available for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of the SARs or Options. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under this Plan. Except as provided in the next sentence, Shares that are subject to Awards that are forfeited, are terminated, fail to vest or for any other reason are not paid or delivered, shall again become available for Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or SAR, as well as any Shares exchanged by a Participant or withheld by the Company or an Affiliate to satisfy the tax withholding obligations related to any Option or SAR, shall not be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award other than an Option or SAR, as well as any Shares exchanged by a Participant or withheld by the Company or an Affiliate to satisfy the tax withholding obligations related to any Award other than an Option or SAR, shall be available for subsequent Awards under this Plan.

(c)SHARE LIMITS. The maximum aggregate number of Shares that may be granted in the form of Nonqualified Stock Options shall be equal to the Total Share Authorization. The maximum aggregate number of Shares that may be granted in the form of Incentive Stock Options shall be one million six hundred thousand (1,600,000). No individual who is a Non-Employee Director will be granted Awards covering more than one hundred thousand (100,000) Shares in the aggregate during any Fiscal Year, provided that in any event the grant date fair value of Awards granted to a Non-Employee Director shall not exceed $400,000 in the aggregate during any Fiscal Year.

The following limits, subject to adjustment as provided in Section 4.2 (“Award Limits”), shall apply to grants of Awards to Insiders under this Plan:

(i)OPTIONS AND SARS: The maximum aggregate number of Shares that may be granted in the form of Options or Stock Appreciation Rights, under any Awards granted in any one Fiscal Year to any one Participant, shall be four hundred thousand (400,000).

(ii)RESTRICTED STOCK/RESTRICTED STOCK UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock/Restricted Stock Units granted in any one Fiscal Year to any one Participant shall be four hundred thousand (400,000).

(iii)PERFORMANCE SHARES/PERFORMANCE UNITS: The maximum aggregate Awards of Performance Shares or Performance Units that a Participant may receive in any one Fiscal Year shall be four hundred thousand (400,000) Shares.

(iv)CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Fiscal Year may not exceed five million dollars ($5,000,000).

(v)STOCK-BASED AWARDS: The maximum aggregate grant with respect to Awards of Stock-Based Awards in any one Fiscal Year to any one Participant shall be four hundred thousand (400,000).

(d)RESERVATION OF SHARES; NO FRACTIONAL SHARES. The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under this Plan (exclusive of (i) any Awards payable in cash and (ii) any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional Shares shall be delivered under this Plan. The Committee may pay cash in lieu of any fractional Shares in settlements of Awards under this Plan.

4.2    Anti-dilution Adjustments. With respect to any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event with respect to Shares) that could result in an additional compensation expense to the Company pursuant to the provisions of the Financial Accounting Standards Board, Accounting Standards Codification, Topic 718-Stock Compensation, as the same may be amended or superseded from time to time (“ASC Topic 718”), if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Shares (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and Performance Goals (if any), of such Award to equitably reflect such restructuring event. With respect to any other similar event that would not result in an ASC Topic 718 accounting charge if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event. In the event the Committee makes any adjustment pursuant to the foregoing provisions of this Section 4.2, the Committee shall make a corresponding and proportionate adjustment to the maximum number and the type of Shares (or other securities or property) with respect to which Awards may be granted under this Plan after such event as provided in Section 4.1 and the individual participant annual grant limits with respect to Awards (other than dollar-denominated Awards) as provided in Section 4.1. Any such adjustments pursuant to this Section 4.2 shall be evidenced by written addendums to this Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Code and Code regulations concerning Incentive Stock Options.

4.3    Code Section 409A. All Awards granted and compensation payable under this Plan are intended to satisfy or be exempt from the requirements of Code Section 409A and regulations or other authority under Code Section 409A, and therefore not provide for any deferral of compensation that fails to satisfy the requirements of Code Section 409A. To the extent any provision of this Plan or actions of the Committee would expose any compensation payable to a Participant hereunder to adverse tax consequences under Code Section 409A, such provision or action shall be prohibited, if necessary, or limited to the extent necessary to preclude any such adverse tax consequence.

Article 5.
Eligibility and Participation

5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees and Non-Employee Directors.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may from time to time, select from all eligible Employees and Non-Employee Directors, those to whom Awards shall be granted and shall determine in its sole discretion, the nature, terms, and amount of each Award.

Article 6.
Stock Options

6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and on such terms, and at any time and from time to time as shall be determined by the Committee. Despite the foregoing, no ISOs may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, and (b) the Effective Date.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions on which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Option Price be less than the FMV of a Share on the date of grant.

6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price on exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); (d) subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (e) by any other method approved or accepted by the Committee in its sole discretion subject to such rules and regulations as the Committee may establish. Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.

Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment (including satisfaction of any applicable tax withholding requirements), the Committee shall cause to be delivered to the Participant Share certificates or evidence of book entry Shares in an appropriate amount based on the number of Shares purchased under the Option(s), net of any Shares sold in a broker assisted transaction to satisfy the purchase price for the Shares being purchased and net of any Shares withheld to satisfy tax withholding obligations.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired under the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired under exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed and/or traded.

6.8    Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued under this Article 6, and may reflect distinctions based on the reasons for termination.

6.9    Nontransferability of Options.

(a)    INCENTIVE STOCK OPTIONS. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

(b)    NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant’s Award Agreement at the time of grant, or thereafter by the Committee, NQSOs granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code) or to a trust of which the Participant is and remains the sole beneficiary for his lifetime. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under this Article 6 shall be exercisable during the Participant’s lifetime only by such Participant or, in the case of NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

6.10    Notification of Disqualifying Disposition. The Participant will notify the Company on the disposition of Shares issued under the exercise of an ISO. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.

6.11    $100,000 Annual Limit on ISOs. Notwithstanding any contrary provision in this Plan, to the extent that the aggregate Fair Market Value (determined as of the time the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any single calendar year (under this Plan and any other stock option plans of the Company and Affiliates) exceeds the sum of $100,000, such ISO shall automatically be deemed to be a Nonqualified Stock Option, but only to the extent in excess of the $100,000 limit, and not an ISO. In such event, all other terms and provisions of such Option grant shall remain unchanged. This paragraph shall be applied by taking ISOs into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code.

6.12    Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any Option under this Plan.

Article 7.
Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time and on such terms as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Grant Price be less than FMV of a Share on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.

7.3    Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised on whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option on the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6    Payment of SAR Amount. On the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the FMV of a Share on the date of exercise over the Grant Price; by
(b)    The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment on SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR or reserved for later determination by the Committee.

7.7    Termination of Employment. Each Award Agreement shall set forth provisions relating to the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.

7.8    Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a SAR granted under this Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or, only in the case of SARs that are in tandem with NQSOs, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code). Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant or, in the case of SARs in tandem with NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

7.9    Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received on exercise of a SAR granted under this Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received on exercise of a SAR for a specified period of time.

7.10    Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any SAR under this Plan.

Article 8.
Restricted Stock and Restricted Stock Units

8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and on such terms as the Committee shall determine.

8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.

8.3    Nontransferability of Restricted Stock and Restricted Stock Units. Except as otherwise provided in this Plan or the Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or on earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.

8.4    Other Restrictions. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company on vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee and subject to Section 18.6, the Company may retain the certificates representing Shares of Restricted Stock, or Shares delivered in consideration of Restricted Stock Units, in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.5    Certificate Legend. In addition to any legends placed on certificates under Section 8.4, each certificate representing Shares of Restricted Stock granted under this Plan may bear a legend such as the following:

The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Matrix Service Company 2018 Stock and Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Matrix Service Company.

8.6    Voting Rights. To the extent provided by the Committee in the Award Agreement, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, that the payment of dividends or dividend equivalents shall be deferred until, and conditioned upon, the expiration of the applicable Period of Restriction; and, provided further, with respect to Restricted Stock and Restricted Stock Units that are subject to performance criteria, a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Restricted Stock or Restricted Stock Units to the extent the underlying Restricted Stock/Restricted Stock Units have been earned by achievement of the corresponding performance criteria.. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

8.8    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right or obligation to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with the Company or Affiliates. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

8.9    Payment in Consideration of Restricted Stock Units. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the Restricted Stock Unit or reserved for later determination by the Committee.

Article 9.
Performance Shares and Performance Units

9.1    Grant of Performance Shares and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and on such terms as the Committee shall determine.

9.2    Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant which shall in no event be less than the FMV of a Share. The Committee shall set performance criteria for a Performance Period in its sole discretion which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and documented in the Award Agreement the value and/or number of Performance Shares or Performance Units that will be paid to the Participant and whether a Participant shall be entitled to receive the value equivalent to any dividends paid during the Performance Period on the number of Shares that equals the Performance Shares or Performance Units granted to a Participant; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends paid on Shares to the extent the underlying Performance Shares/Performance Units have been earned by achievement of the corresponding performance criteria.

9.3    Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, the Company has the ability to require the Participant to hold the Shares received under such Award for a specified period of time.

9.4    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units and, if applicable, the value equivalent of any dividends paid in respect thereof, at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination.

9.5    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares/Performance Units following termination of the Participant’s employment with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares/Performance Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

9.6    Nontransferability of Performance Shares and Performance Units. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

Article 10.
Cash-Based Awards and Stock-Based Awards

10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time and time, may grant Cash-Based Awards to Participants in such amounts and on such terms as the Committee may determine.

10.2    Value of Cash-Based Awards. Each Cash-Based Award shall have a value as may be determined by the Committee. For each Cash-Based Award, the Committee may establish performance criteria in its discretion. If the Committee exercises its discretion to establish such performance criteria, the number and/or value of Cash-Based Awards that will be paid out to the Participant will be determined, in the manner determined by the Committee, to the extent to which the performance criteria are met.

10.3    Payment in Consideration of Cash-Based Awards. Subject to the terms of this Plan, the holder of a Cash-Based Award shall be entitled to receive payout on the value of a Cash-Based Award determined as a function of the extent to which the corresponding performance criteria, if any, have been achieved.

10.4    Form and Timing of Payment of Cash-Based Awards. Payment of earned Cash-Based Awards shall be as determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Cash-Based Awards (the applicable date regarding which aggregate FMV shall be determined by the Committee). Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination by the Committee.

10.5    Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions including, but not limited to being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.6    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock-Based Awards following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Awards of Cash-Based Awards and Stock-Based Awards issued under this Plan, and may reflect distinctions based on the reasons for termination.

10.7    Nontransferability of Cash-Based Awards and Stock-Based Awards. Nontransferability of Cash-Based Awards and Stock-Based Awards. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Cash-Based Awards and Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

10.8    Dividends and Other Distributions. During the Period of Restriction, Participants holding Stock-Based Awards or Cash-Based Awards payable in the form of Shares may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, the payment of dividends or dividend equivalents shall be deferred until, and conditioned upon, the expiration of the applicable Period of Restriction; and, provided further, that a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Stock-Based Awards or Cash-Based Awards payable in the form of Shares that are subject to performance criteria to the extent the Shares underlying the Stock-Based Award or Cash-Based Award have been earned by achievement of the corresponding performance criteria. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock or Restricted Stock Units.

Article 11.
Performance Measures

Notwithstanding any other terms of this Plan, the vesting, payment, or value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Performance-Based Compensation shall be determined by the attainment of one or more Performance Goals as determined by the Committee. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Performance Goal(s) applicable to such Awards prior to the period to which the Performance Goal(s) relate(s) or at such later date as determined by the Committee in its sole discretion, provided that the outcome of such Performance Goal(s) is substantially uncertain. In no case may the Committee increase the value of an Award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.

The Performance Goal(s) on which the payment or vesting of an Award shall be limited to the following Performance Measures:

(a)    Net earnings or net income (before or after taxes);
(b)    Earnings per share;
(c)    Net operating profit;
(d)    Operating income;
(e)    Operating income per share;

(f)	Return measures (including, but not limited to, return on assets, return on capital, return on invested capital and return on equity, sales or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin and cash flow return on capital or investments);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;
(i)    Gross or operating margins;
(j)    Share price (including, but not limited to, growth measures and total stockholder return);
(k)    Margins;
(l)    Operating efficiency;
(m)    Customer satisfaction;
(n)    Employee satisfaction;
(o)    Working capital targets;
(p)    Revenue or sales growth or growth in backlog;
(q)    Growth of assets;
(r)    Productivity ratios;
(s)    Expense targets;

(t)	Measures of health, safety or environment (including, but not limited to, total recordable incident rate);
(u)    Market share;
(v)    Credit quality (including, but not limited to, days sales outstanding);
(w)    Economic value added;
(x)    Price earnings ratio;

(y)    Improvements in capital structure; and
(z)    Compliance with laws, regulations and policies.

Any Performance Measure(s) may be used to measure the performance of the Company and/or Affiliate as a whole or any business unit of the Company and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. In the Award Agreement, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goal(s).

The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in applicable accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.
In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Article 12.
Beneficiary Designation

A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under this Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Plan at the Participant’s death the beneficiary shall be the Participant’s estate.

Notwithstanding the foregoing, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.

Article 13.
Rights of Employees

13.1    Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or other service relationship at any time, nor confer on any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.

Neither an Award nor any benefits arising under this Plan shall constitute part of an employment contract with the Company or an Affiliate and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise except as provided in this Plan.

For purposes of this Plan, unless otherwise provided by the Committee, transfer of employment of a Participant between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may stipulate in a Participant’s Award Agreement or otherwise the conditions under which a transfer of employment to an entity that is spun-off from the Company or an Affiliate, if any, shall not be deemed a termination of employment for purposes of an Award.

13.2    Participation. No Employee shall have the right to be selected to receive an Award. No Employee, having been selected to receive an Award, shall have the right to be selected to receive a future Award or (if selected to receive such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.

13.3    Rights as a Stockholder. Except to the extent otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 14.
Change of Control; Unusual Transactions or Events

14.1    Change of Control. Unless otherwise provided for in an Award Agreement and subject to Section 4.2, upon a Change of Control, all then-outstanding Awards shall vest in accordance with subsection (a) below, except to the extent that another Award meeting the requirements of subsection (b) below (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”).

(a)    Change of Control Vesting. Upon a Change of Control, a Participant's then-outstanding Awards that are not vested and (i) as to which vesting depends solely on the satisfaction of a Period of Restriction service obligation by the Participant to the Company or any Affiliate shall become fully vested; or (ii) as to which vesting depends upon the satisfaction of one or more Period of Restriction performance criteria shall immediately vest and all performance objectives shall be calculated based on either, as determined by the Committee in its sole discretion, (A) actual performance against the stated performance objectives as of the date of the Change of Control or (B) deemed target performance pro-rated based on the number of days elapsed in the applicable performance period until the date of the Change of Control.

(b)    Replacement Awards. An Award shall meet the conditions of this subsection (b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (or, it is of a different type than the Replaced Award, provided that the Committee, as constituted immediately prior to the Change of Control, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; (iv) if the Award replaces an ISO, it is made in accordance with Section 424(h) of the Code; (v) its terms and conditions comply with the terms of this subsection (b) set forth below; and (vi) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this subsection (b) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are Options or SARs by reference to either their intrinsic value or their fair value. Upon an involuntary termination of service of a Participant occurring at any time following the Change of Control, other than for cause, all Replacement Awards held by the Participant (A) as to which vesting depends solely on the satisfaction of a Period of Restriction service obligation by the Participant to the Company or any Affiliate shall become fully vested; or (B) as to which vesting depends upon the satisfaction of one or more Period of Restriction performance criteria shall immediately vest and all performance objectives shall be calculated based on either, as determined by the Committee in its sole discretion, (1) actual performance against the stated performance objectives as of the date of the Change of Control or (2) deemed target performance pro-rated based on the number of days elapsed in the applicable Period of Restriction until the date of the Participant’s involuntary termination of service.

14.2    Unusual Transactions or Events. In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other corporate transaction or event or any unusual or nonrecurring transactions or events (including without limitation a Change of Control) affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan or with respect to any Award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may take any one or more of the following actions (unless the discretion to take such action would cause any Award granted or compensation payable hereunder to fail to satisfy the requirements of Code Section 409A and result in adverse consequences to a Participant).

(a)    To provide for either (i) the termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (ii) the replacement of such Award with other rights or property of substantially equivalent value selected by the Committee in its sole discretion;

(b)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future, provided that, with respect to outstanding Awards such adjustments shall result in substantially equivalent value to the affected Participants; and

(d)    To provide that such Award shall be exercisable (within such period of time as the Committee may specify, for example, but not by way of limitation, in connection with a Change of Control, the Committee may specify that unexercised, vested Options or SARs terminate upon consummation of the Change of Control), or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in this Plan or the applicable Award Agreement.

Notwithstanding the foregoing, with respect to an above event that is an “equity restructuring” event that would be subject to a compensation expense pursuant to ASC Topic 718, the provisions in Section 4.2 shall control to the extent they are in conflict with the discretionary provisions of this Article 14.

Article 15.
Amendment, Modification, Suspension, and Termination

15.1    Amendment, Modification, Suspension, and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided however, that:

(a)    Without the prior approval of the Company’s stockholders and except as provided in Section 4.2, Options and SARs issued under this Plan will not be repriced, replaced or regranted (i) through cancellation, whether in exchange for cash or another type of award, (ii) by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR or (iii) by replacing a previously granted Option or SAR with a new Option with a lower Option Price or a new SAR with a lower Grant Price.

(b)    To the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation, or exchange requirement.

15.2    Awards Previously Granted. Despite any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

Article 16.
Withholding

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). The obligations of the Company under this Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy the applicable withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy the related taxes to be withheld and applied to the tax obligations; provided, however, that, with the approval of the Committee, a Participant may satisfy the foregoing requirement by either (a) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (b) by delivering already owned unrestricted Shares, in each case, having a value equal to the applicable taxes to be withheld and applied to the tax obligations (with any fractional share amounts resulting therefrom settled in cash). Such withheld or already owned and unrestricted Shares shall be valued at their FMV. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

Article 17.
Successors

Any obligations of the Company or an Affiliate under this Plan with respect to Awards granted under this Plan, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.

Article 18.
General Provisions

18.1    Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment on the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of employment under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other obligation (by agreement or otherwise) that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates.

This Plan is subject to any written clawback policies the Company, with the approval of the Board, may adopt. Any such policy may subject a Participant’s rights and benefits under this Plan to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material non-compliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

18.2    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

18.3    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan before:

(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

18.4    Investment Representations. The Committee may require each Participant, as a condition to the receipt of Shares under an Award under this Plan, to represent and warrant in good faith and in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

18.5    Employees Based Outside of the United States. Without limiting in any way the generality of the Committee’s powers under this Plan, including, but not limited to, the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Employees, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of this Plan to the contrary, to:

(a)    Determine which Affiliates shall be covered by this Plan;

(b)    Determine which Employees outside the United States are eligible to participate in this Plan;

(c)    Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.5 by the Committee shall be attached to this Plan document as appendices; and

(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Despite the above, the Committee may not take any actions under this Plan and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

18.6    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.

18.7    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate signs an Award Agreement instead of the Company, the Award shall be a general, unsecured obligation of the Affiliate and not an obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made under this Plan shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.

18.8    No Fractional Shares. No fractional Shares shall be issued or delivered under this Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

18.9    Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program, or arrangement.

18.10    No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

18.11    Six-Month Delay for Specified Employees. Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if a Participant is a “specified employee,” any such payment that the Participant would otherwise be entitled to receive during the first six months following a “separation from service” (as defined in Code Section 409A) shall be accumulated and paid or provided, as applicable, within ten (10) days after the date that is six months following such separation from service, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest imposed pursuant to Code Section 409A and related provisions of the Code.

18.12    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

18.13    Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code (“Section 457A”) and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt this Plan and/or any Award from the application of Section 457A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

18.14    Compliance with Code Section 409A. It is intended that the Awards granted under this Plan shall be exempt from, or in compliance with, Code Section 409A. This Plan is intended to comply with Code Section 409A only if and to the extent applicable. In this respect, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. To the extent that an Award, issuance and/or payment is subject to Section 409A, it shall be awarded, issued and paid in a manner that will comply with Section 409A, as determined by the Committee.

If any provision of this Plan (or of any Award) would cause a Participant to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance thereunder, the Company shall, after consulting with the Participant, reform such provision to comply with Code Section 409A to the extent permitted under Code Section 409A; provided, however, the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A.

18.15    Minimum Vesting. No Award shall become vested and exercisable sooner than one (1) year after the date of the grant; provided, however, the Committee shall have discretion to provide for the earlier vesting and exercisability of such Award in the event of retirement, death or disability of the Participant, involuntary termination of the Participant not for cause or a Change of Control; and, provided, further, an Award or Awards for up to an aggregate maximum of five percent (5%) of the Total Share Authorization may be granted without regard to the minimum one-year vesting.

Article 19.
Legal Construction

19.1    Gender And Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

19.2    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under this Plan.

The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or the Affiliate’s counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.4    Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Martha Z. Carnes	☐	☐	☐
02 John D. Chandler	☐	☐	☐
03 John W. Gibson	☐	☐	☐
04 John R. Hewitt	☐	☐	☐
05 Liane K. Hinrichs	☐	☐	☐
06 James H. Miller	☐	☐	☐
07 Jim W. Mogg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 4.

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements of adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000388316_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

MATRIX SERVICE COMPANY
Annual Meeting of Stockholders
October 30, 2018 2:00 PM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 PM Central Time on October 30, 2018 at 5100 East Skelly Drive, Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000388095_2 R1.0.1.17